UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐  Preliminary Proxy Statement

☐  CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-6(E) (2))

☒ Definitive Proxy Statement

☐  Definitive Additional Materials

☐  Soliciting Material Pursuant to § 240.14a-12

CITIZENS & NORTHERN CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒  No fee required

☐  Fee paid previously with preliminary materials.

☐  Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

90-92 Main Street

Wellsboro, Pennsylvania 16901

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD THURSDAY, APRIL 25, 2024

TO OUR SHAREHOLDERS:

Notice is hereby given that the Annual Meeting of Shareholders of Citizens & Northern Corporation (the “Corporation”) will be held in a virtual meeting format only with no physical location on Thursday, April 25, 2024, at 2:00 P.M., local time, for the following purposes:

1.	To elect four (4) Class I directors to serve for a term of three (3) years;

2.	To consider and approve the following advisory (non-binding) resolution:

“Resolved, that the shareholders approve the compensation paid to the Named Executive Officers of the Corporation pursuant to the policies and procedures employed by the Corporation, as described in the Compensation Discussion and Analysis and tabular disclosure regarding Named Executive Officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement”;

3.	To ratify the appointment of Baker Tilly US, LLP as the Corporation’s independent registered public accounting firm for the year ending December 31, 2024; and

4.	To transact such other business as may properly be brought before the meeting or any adjournments or postponements thereof.

The Board of Directors recommends that you vote “FOR” the election of each of the nominees for director listed in the enclosed proxy statement; “FOR” approval of the advisory, non-binding resolution approving the compensation of the Corporation’s Named Executive Officers; and “FOR” ratification of the appointment of Baker Tilly US, LLP as the Corporation’s independent registered public accounting firm for the year ending December 31, 2024.

We have elected to provide access to our proxy materials over the Internet using the Securities and Exchange Commission’s “notice and access” rules. Details regarding the business to be conducted are described in the Notice of Internet Availability of Proxy Materials (“Notice”) you received in the mail and in this proxy statement. We have also made available a copy of our 2023 Annual Report on Form 10-K with this proxy statement. We encourage you to read our Annual Report. It includes our audited financial statements and provides information about our business.

The Annual Meeting will be hosted in a virtual format only online via live webcast. You will not be able to attend the Annual Meeting in person. You will be able to attend and participate in the Annual Meeting online, vote your shares electronically and submit your questions prior to and during the meeting by visiting https://web.lumiagm.com/244346915, click on “I have a control number,” enter the control number found on your proxy card, voting instruction form or notice that you received previously, and enter the password: citizens2024 (the password is case sensitive).

If your shares are held in “street name” through a broker, bank, or other nominee, in order to participate in the virtual annual meeting, you must first obtain a legal proxy from your broker, bank or other nominee reflecting the number of shares of Citizens & Northern Corporation common stock you held as of the record date, your name and email address. You then must submit a request for registration to American Stock Transfer & Trust Company, LLC: (1) by email to proxy@astfinancial.com; (2) by fax to 718-765-8730 or (3) by mail to American Stock Transfer & Trust Company, LLC, Attn: Proxy Tabulation Department, 6201 15th Avenue, Brooklyn, NY 11219. Requests for registration must be labeled as “Legal Proxy” and be received by American Stock Transfer & Trust Company, LLC no later than 5:00 p.m. Eastern time on April 9, 2024.

Your vote is important regardless of the number of shares you own. You may vote during the Annual Meeting by following the instructions on the meeting website during the meeting. Whether or not you plan to attend the Annual Meeting, the Board of Directors encourages you to vote your shares. You may vote over the Internet, as well as by telephone, or, if you requested to receive printed proxy materials, by mailing a proxy or voting instruction card. Please review the instructions described in this proxy statement, as well as in the Notice you received in the mail. This will not prevent you from voting at the meeting but will assure that your vote is counted if you are unable to participate.

Only shareholders of record at the close of business on February 6, 2024, the record date for the Annual Meeting, are entitled to notice of, and to vote at, the Annual Meeting.

By Order of the Board of Directors,

/s/ Glenn Richard James

Wellsboro, Pennsylvania	Glenn Richard James
March 15, 2024	Corporate Secretary

TABLE OF CONTENTS

Page
Annual Meeting Information	5-7

Who is entitled to vote?
On what am I voting?
How does the Board of Directors recommend I vote on the proposals?
How are proxy materials being disseminated?
How do I vote?
How do I change my vote?
What is a quorum?
What vote is required to approve the proposals?
Who will count the vote?
How are proxies being solicited?
What is the deadline for shareholder proposals for next year’s Annual Meeting?

Internet Availability of Proxy Materials	7

Cautionary Statement Regarding Forward-Looking Statements	7-8

Proposal 1 - Election of Directors	8-10

Board of Directors
Nominees for Election
Director Qualifications

Executive Officers	11-12

Human Capital Management	13-14

Corporate Governance	14-18

Director Independence
Leadership Structure of the Board
Meetings and Committees of the Board of Directors
Shareholder Communications
Related Person Transactions and Policies
Stock Ownership Requirements
Anti-Hedging Policy

Information Concerning Security Ownership	18-19

Beneficial Ownership of Principal Holders
Beneficial Ownership of Executive Officers and Directors
Delinquent Section 16(a) Reports

Compensation Discussion and Analysis	20-29

2023 Performance Highlights
2023 Key Compensation Decisions and Actions
Overview of the Executive Compensation Program
Compensation Philosophy and Program Objectives
2023 Program Components
How We Make Decisions Regarding Named Executive Officer Compensation
2023 Executive Compensation Decisions
Consideration of Say-on-Pay Advisory Vote
Risk Management
Recoupment Policy

Executive Compensation Tables	30-34
Summary Compensation Table
Grants of Plan-Based Awards
Outstanding Equity Awards at Fiscal Year-End
Option Exercises and Stock Vested
Pension Benefits

CEO Pay Ratio	34

Pay Versus Performance	35-40
Pay Versus Performance
Compensation Actually Paid vs. CZNC and Peer Group Total Shareholder Return
Compensation Actually Paid vs. Net Income
Compensation Actually Paid vs. Core Return on Average Equity

Employment Agreements	40-42

Change in Control Agreement	42

Potential Payments Upon Termination or Change in Control	42-43

Indemnification Agreements	43-44

Compensation of Directors	44-45
Director Summary Compensation Table
Director Fees
Stock Incentive Plans

Proposal 2 – Advisory Non-Binding Vote on Executive Compensation	45-46

Proposal 3 – Ratification of Independent Registered Public Accounting Firm	46

Fees of Independent Registered Public Accounting Firm	46

Audit Committee Report	47

Annual Report on Form 10-K	47

Other Matters	47

90-92 Main Street

Wellsboro, Pennsylvania 16901

PROXY STATEMENT

Annual Meeting of Shareholders – April 25, 2024

Annual Meeting Information

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Citizens & Northern Corporation (the “Corporation”) to be used at the Annual Meeting of Shareholders of the Corporation to be held on Thursday, April 25, 2024, at 2:00 P.M., in a virtual meeting format only with no physical location, and at any adjournments or postponements thereof. This proxy statement was first made available to shareholders on March 15, 2024.

Who is entitled to vote?

Shareholders owning Corporation common stock on February 6, 2024 are entitled to vote at the Annual Meeting or any adjournment or postponement of the meeting. Each shareholder has one vote per share on all matters to be voted on. On February 6, 2024, there were 15,338,420 shares of Corporation common stock outstanding.

On what am I voting?

You will be asked to vote on the following matters:

●	Election of four (4) Class I directors for three-year terms expiring in 2027;

●	Approval of the advisory (non-binding) resolution on the compensation paid to the Named Executive Officers of the Corporation; and

●	Ratification of the appointment of Baker Tilly US, LLP as the Corporation’s independent registered public accounting firm for the year ending December 31, 2024.

The Board of Directors is not aware of any other matters to be presented for action at the Annual Meeting. If any other matter requiring a vote of the shareholders would be presented at the meeting, the proxies will vote according to the directions of the Corporation’s management.

How does the Board of Directors recommend I vote on the proposals?

The Board of Directors recommends that you vote “FOR” the election of each of the nominees for director listed in the enclosed proxy statement; “FOR” approval of the advisory, non-binding resolution approving the compensation of the Corporation’s Named Executive Officers; and “FOR” ratification of the appointment of Baker Tilly US, LLP as the Corporation’s independent registered public accounting firm for the year ending December 31, 2024.

How are proxy materials being disseminated?

In accordance with rules adopted by the Securities and Exchange Commission (“SEC”), we have elected to furnish proxy materials, including this proxy statement and our 2023 Annual Report on Form 10-K, to our shareholders by providing access to such documents on the Internet instead of mailing printed copies. Most shareholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice, which was mailed to most of our shareholders, provides instructions as to how you may access and review all the proxy materials on the Internet. The Notice also instructs you as to how you may submit your proxy via the Internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice.

If you received more than one Notice, it means that your shares are registered differently and are held in more than one account. To ensure that all shares are voted, please either vote each account over the Internet or by telephone, or sign and return by mail all proxy cards or voting instruction forms requested in paper format.

How do I vote?

As described in the Notice, you may vote by any of the following methods:

Internet. Go to www.voteproxy.com 24 hours a day, seven days a week, and follow the instructions. You will need the control number included in the Notice, proxy card or voting instructions form that is sent to you. The Internet voting system allows you to confirm that the system has properly recorded your votes. This method of voting will be available until 11:59 p.m., Eastern Time, on April 24, 2024.

Telephone. Call toll-free 1-800-PROXIES 24 hours a day, seven days a week, and follow the instructions. You will need the control number included in the Notice, proxy card or voting instructions form that is sent to you. As with Internet voting, you will be able to confirm the system has properly recorded your votes. This method of voting will be available until 11:59 p.m., Eastern Time, on April 24, 2024.

Mail. If you are a shareholder of record and you elect to receive your proxy materials by mail, you can vote by marking, dating, and signing your proxy card exactly as your name appears on the card and returning it by mail in the postage-paid envelope that will be provided to you. If you hold your shares in street name and you elect to receive your proxy materials by mail, you can vote by completing and mailing the voting instructions form that will be provided by your bank, broker, or other holder of record. You should mail the proxy card or voting instruction form in plenty of time to allow delivery before the meeting. Do not mail the proxy card or voting instruction form if you are voting over the Internet or by telephone.

At the Virtual Annual Meeting. Unless your shares are held in “street name,” you may vote your shares at the virtual Annual Meeting. We encourage you to vote via the Internet or by telephone prior to the meeting. It is fast and convenient, your vote is recorded immediately, and there is no risk that postal delays will cause your vote to arrive late and therefore not be counted. If your shares are held in “street name” through a broker, bank, or other nominee, in order to participate in the virtual annual meeting, you must first obtain a legal proxy from your broker, bank or other nominee reflecting the number of shares of Citizens & Northern Corporation, common stock you held as of the record date, your name and email address. You then must submit a request for registration to American Stock Transfer & Trust Company, LLC: (1) by email to proxy@astfinancial.com; (2) by fax to 718-765-8730 or (3) by mail to American Stock Transfer & Trust Company, LLC, Attn: Proxy Tabulation Department, 6201 15th Avenue, Brooklyn, NY 11219. Requests for registration must be labeled as “Legal Proxy” and be received by American Stock Transfer & Trust Company, LLC no later than 5:00 p.m. Eastern time on April 18, 2024.

How do I change my vote?

If you give the vote we are soliciting, you may revoke it at any time before it is exercised:

●	by signing and returning a later-dated proxy; or

●	by giving written notice to Citizens & Northern Corporation, 90-92 Main Street, Wellsboro, PA 16901, Attention: Corporate Secretary; or

●	by voting virtually at the Annual Meeting.

A shareholder whose shares are held in street name should follow the instructions of his or her broker regarding revocation of proxies. You should note that your presence at the meeting without voting virtually will not revoke an otherwise valid proxy.

What is a quorum?

A “quorum” is the presence at the meeting, virtually or by proxy, of the holders of a majority of the outstanding shares. There must be a quorum for the meeting to be held. Abstentions are counted for purposes of determining the presence or absence of a quorum but are not considered as a vote cast under Pennsylvania law. Brokers holding shares in “street name” for their customers generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. Such shares for which brokers have not received voting instructions from their customers are called “broker non-votes.” Under Pennsylvania law, broker non-votes will be counted to determine if a quorum is present with respect to any matter to be voted upon by shareholders at the meeting only if such shares have been voted at the meeting on a matter other than a procedural motion.

What vote is required to approve the proposals?

The election of directors is subject to a majority vote requirement under which any director who does not receive a majority of the votes cast in an uncontested election must tender his or her resignation to the Board. The four (4) nominees for election to the Board of Directors are subject to the majority voting requirement. Notwithstanding the foregoing, in the event of a contested election of directors, directors shall be elected by the vote of a plurality of the votes cast at any meeting for the election of directors at which a quorum is present. “Withhold” votes will have the effect of a vote against a nominee. Abstentions and broker non-votes will have no effect on the election of directors.

Approval of the advisory (non-binding) resolution on the compensation paid to Named Executive Officers, and ratification of the appointment of Baker Tilly as the Corporation’s independent registered public accounting firm for the year ending December 31, 2024, require the affirmative vote of a majority of the votes cast at the meeting, virtually or by proxy. Abstentions and broker non-votes will have no effect in calculating the votes on these matters.

Who will count the vote?

The Judges of Election appointed by the Board of Directors will count the votes cast virtually or by proxy at the meeting.

How are proxies being solicited?

The Corporation will bear its own cost of solicitation of proxies for the meeting. In addition to solicitation by mail, the company’s directors, officers and employees may solicit proxies personally or by telephone, facsimile transmission or otherwise. These directors, officers and employees will not be additionally compensated for their solicitation efforts but may be reimbursed for out-of-pocket expenses incurred in connection with these efforts. The Corporation will reimburse brokerage firms, fiduciaries, nominees, and others for their out-of-pocket expenses incurred in forwarding proxy materials to beneficial owners of shares of common stock held in their names.

What is the deadline for shareholder proposals for next year’s Annual Meeting?

Any shareholder who, in accordance with and subject to the provisions of the proxy rules of the SEC, wishes to submit a proposal for inclusion in the Corporation’s proxy statement for its 2025 Annual Meeting of Shareholders must deliver the proposal in writing to the Secretary of Citizens & Northern Corporation at the Corporation’s principal executive offices at 90-92 Main Street, Wellsboro, Pennsylvania, no later than November 15, 2024.

For any proposal that is not submitted for inclusion in next year’s proxy statement (as described in the preceding paragraph) but is instead sought to be presented directly at the next Annual Meeting, the Corporation’s Articles of Incorporation require shareholders to give advance notice of such proposals. The required notice, which must include the information and documents set forth in the Articles of Incorporation, must be given no more than 50 days and no less than 14 days prior to the Annual Meeting. If notice is not received by the Corporation within this time frame, the Corporation will consider such notice untimely.

Under Rule 14a-4(c)(1) of the Securities Exchange Act of 1934, as amended, if any shareholder proposal intended to be presented at the Annual Meeting without inclusion in our proxy statement is received within the required time frame and is properly presented, then a proxy will have the ability to confer discretionary authority to vote on the proposal.

Internet Availability of Proxy Materials

Important Notice About the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on April 25, 2024: This proxy statement, proxy card and the Corporation’s annual report to shareholders are available at: http://www.astproxyportal.com/ast/11697/.

Cautionary Statement Regarding Forward-Looking Statements

This proxy statement and the documents that have been incorporated herein by reference may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, these statements can be identified by the use of words such as “anticipate,” “believe,” “can,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “target,” “will,” “would” and similar expressions. Actual results and trends could differ materially from those set forth in such statements due to various risks, uncertainties and other factors. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following:

●	changes in monetary and fiscal policies of the Federal Reserve Board and the U.S. Government, particularly related to changes in interest rates
●	changes in general economic conditions
●	recent adverse developments in the banking industry highlighted by high-profile bank failures and the potential impact of such developments on consumer confidence, sources of liquidity and capital funding, and regulatory responses to these developments
●	the Corporation’s credit standards and its on-going credit assessment processes might not protect it from significant credit losses
●	legislative or regulatory changes

●	downturn in demand for loan, deposit and other financial services in the Corporation’s market area
●	increased competition from other banks and non-bank providers of financial services
●	technological changes and increased technology-related costs
●	information security breach or other technology difficulties or failures
●	changes in accounting principles, or the application of generally accepted accounting principles
●	failure to achieve merger-related synergies and difficulties in integrating the business and operations of acquired institutions
●	fraud and cyber malfunction risks as usage of artificial intelligence continues to expand

Although forward-looking statements help provide additional information about us, investors should keep in mind that forward-looking statements are only predictions, at a point in time, and are inherently less reliable than historical information. You are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement. We assume no obligation to update any forward-looking statement in order to reflect any event or circumstance that may arise after the date of this proxy statement, other than as may be required by applicable law or regulation.

PROPOSAL 1 -- ELECTION OF DIRECTORS

Board of Directors

Our Articles of Incorporation provide that the Board of Directors shall consist of not less than five (5) nor more than twenty-five (25) directors and that within these limits the number of directors shall be as established by the Board of Directors. The Articles further provide that the Board shall be classified into three classes, as nearly equal in number as possible. One class of directors is elected annually, and the term for each class is three (3) years. Any vacancy occurring on the Board of Directors, for any reason, may be filled by a majority of directors then in office to serve until the expiration of the term of the vacancy. There are currently eleven (11) members of the Corporation’s Board of Directors.

At the 2024 Annual Meeting, four (4) Class I directors are to be elected to serve for a three-year term.

Nominees for Election

The Board of Directors proposes the following four (4) nominees be elected as Class I directors for terms expiring at the 2027 Annual Meeting of Shareholders: Terry L. Lehman, Robert G. Loughery, Bobbi J. Kilmer, and Frank G. Pellegrino. Each nominee currently serves as a director of the Corporation.

The election of directors is subject to a majority vote requirement under which any director who does not receive a majority of the votes cast in an uncontested election must tender his or her resignation as a director of the Corporation via the Chairperson of the Corporate Governance and Nominating Committee. A director whose resignation is under consideration shall abstain from participating in any recommendation or decision regarding that resignation. The Corporate Governance and Nominating Committee shall make a recommendation to the Board whether to accept, reject or otherwise act with respect to the tendered resignation. Notwithstanding the foregoing, in the event of a contested election of directors, directors shall be elected by the vote of a plurality of the votes cast at any meeting for the election of directors at which a quorum is present.

Unless otherwise instructed, proxies received from shareholders will be voted for the nominees named in this proxy statement. If a nominee should become unavailable for any reason, proxies will be voted for a substitute nominee determined by the Board of Directors. The Board of Directors has no reason to believe that the nominees will be unable to serve if elected.

Cumulative voting does not exist in the election of directors. Each share of Corporation common stock is entitled to cast one vote for each nominee. For example, if a shareholder owns ten shares of common stock, he or she may cast up to ten votes for each of the four nominees to be elected.

The Board of Directors recommends a vote “FOR” the election of the nominees identified above, each of whom has consented to be named as a nominee and to serve if elected.

Director Qualifications

We provide below information as of the date of this proxy statement about each nominee and director of the Corporation. The information includes information each director has given us about his/her age, all positions held, principal occupation and business experience for the past five years, and the names of other publicly held companies of which he or she currently serves as a director or has served as a director during the past five years. In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led the Board of Directors to conclude that he or she should serve as a director, we also believe that all of our directors and nominees have demonstrated good judgment, strength of character, and an independent mind, as well as a reputation for integrity and the highest personal and professional ethics.

The age shown below for each director is as of April 25, 2024, which is the date of the annual shareholders meeting.

Nominees as Class I Directors for a term expiring at the 2027 Annual Meeting

Bobbi J. Kilmer

Director since: 2018

Age: 60

Ms. Kilmer served as the President & Chief Executive Officer of Claverack Rural Electric Cooperative from 2006 until retiring in January 2021. She also served as the Co-President & CEO of C&T Enterprises, Inc., which is the owner of Valley Energy in Sayre, PA, Wellsboro Electric Company and Citizens Electric Company in Lewisburg. She previously served as the Executive Vice President & Chief Operating Officer of Claverack. Ms. Kilmer serves on the boards of various organizations within her local and surrounding communities. She received her Bachelor of Science degree from Mansfield University. We believe Ms. Kilmer’s qualifications to serve as a director of the Corporation include her business experience, as well as her executive leadership roles at Claverack Rural Electric Cooperative and C&T Enterprises, Inc.

Terry L. Lehman, CPA (Inactive), Chairman

Director since: 2016

Age: 66

Mr. Lehman is a retired certified public accountant with over 35 years of experience in public accounting and private industry, including serving the roles of an Assurance Director at BDO, LLP in Harrisburg, an Audit Partner at ParenteBeard, LLC, and Beard Miller Company, LLP both located in Harrisburg, Senior Manager at Ernst & Young, and an Internal Auditor at Peoples National Bank of Lebanon. Mr. Lehman was a Board Member for both MidCoast Community Bancorp, Inc. and MidCoast Community Bank from October 2015 until 2020. He also is active with various organizations in his local communities and is a Pennsylvania CPAon inactive status . He received his B.S.B.A. degree in Accounting from Shippensburg University. We believe Mr. Lehman’s extensive experience in public accounting and private industry, much of which has been concentrated in work for and on behalf of financial institutions and public companies, make him qualified to serve as a director of the Corporation.

Robert G. Loughery

Director since: 2020

Age: 54

Mr. Loughery served on the Covenant Bank Board of Directors for 5 years. As a real estate investor and developer, Mr. Loughery currently serves as the President of Nehemiah Development Company, Inc. Mr. Loughery served as a County Commissioner in the County of Bucks from February 2011 until January 2020. Mr. Loughery serves on numerous private boards and public authorities. Mr. Loughery has a B.A. degree in Policy and Management Studies from Dickinson College in 1991. Following graduation, he was commissioned an officer in the US. Army Reserves. We believe Mr. Loughery is qualified to serve as a director of the Corporation because of his over 20 years’ experience in real estate development and finance and his leadership abilities.

Frank G. Pellegrino

Director since: 2016

Age: 60

Mr. Pellegrino is Owner/Developer with Carlton Associates, LLC, in Lycoming County PA and is the former Executive Vice President of Sales and Marketing and a founder of Primus Technologies Corp., Williamsport. He serves as CEO or Board Chairman on many of his businesses in Lycoming, Montour, Centre, and Union Counties. He is a member of the Board of Directors, and Audit Committee Chairman, of Advance Technologies, Middletown, PA. We believe Mr. Pellegrino’s advanced education, director experience, more than 25 years of executive leadership roles with Primus Technologies and leadership roles through his more than 12 manufacturing and service companies and his extensive community board positions throughout Northcentral PA amply qualify him to serve as a director.

Continuing Class III Directors for a term expiring at the 2026 Annual Meeting

Stephen M. Dorwart

Director since: 2020

Age: 54

Mr. Dorwart served on the Covenant Bank Board of Directors from 2007 until July 2020. He served as Chair for both the Audit and Compensation Committees and was the Lead Outside Director for 5 years. He received his Bachelor of Science degree in Business Administration from Bucknell University in 1991. Mr. Dorwart is the managing partner of the public accounting firm Fischer Dorwart, PC with offices in Audubon, NJ and Harrisburg, PA. He is a CPA licensed in Pennsylvania, New Jersey and Delaware. We believe Mr. Dorwart is qualified to serve as a director of the Corporation because of his extensive experience in public accounting and as a director of Covenant Bank.

J. Bradley Scovill

Director since: 2015

Age: 64

Mr. Scovill became employed as President and Chief Executive Officer of the Corporation and Citizens & Northern Bank (the “Bank”) and was appointed to the Board of Directors of the Corporation and the Bank, effective March 2, 2015. Prior to joining the Corporation and Bank, Mr. Scovill most recently served as President and Chief Operating Officer of Kish Bancorp, Inc. and Kish Bank headquartered in Belleville, Pennsylvania, where he was an executive for more than five (5) years. Prior to Kish, Mr. Scovill held various executive management positions with both PNC Bank and Sterling Financial Corporation, headquartered in Lancaster, Pennsylvania. Mr. Scovill received a Bachelor of Science degree in Finance from The Pennsylvania State University. We believe Mr. Scovill is qualified to serve as a director of the Corporation because of his extensive experience working in financial and executive roles in the banking industry.

Aaron K. Singer

Director since: 2017

Age: 52

Mr. Singer has been the President & Chief Executive Officer of MetalKraft Industries Inc., in Wellsboro, PA, since 2000. He received his Bachelor of Science degree from Shippensburg University. Mr. Singer serves on the boards of various organizations within his local community. We believe Mr. Singer’s qualifications to serve as a director of the Corporation include his business experience as well as his executive leadership experiences at MetalKraft.

Continuing as Class II Directors for a term expiring at the 2025 Annual Meeting

Susan E. Hartley

Director since: 1998

Age: 66

Ms. Hartley has been an attorney since 1984. She received her Bachelor of Arts degree from Elmira College, Master of Arts degree from State University of New York at Buffalo, and Doctorate of Jurisprudence from State University of New York at Buffalo School of Law. We believe Ms. Hartley’s qualifications to serve as a director of the Corporation include her experience as an attorney and her over 20 years of experience as a director of the Corporation.

Leo F. Lambert

Director since: 2001

Age: 70

Mr. Lambert served as the President and General Manager of Fitzpatrick & Lambert, Inc., in Dushore, PA until retiring in 2022. Mr. Lambert received his Bachelor of Science degree from St. Francis College Loretto. Mr. Lambert has served and continues to serve on many nonprofit boards within his community. We believe Mr. Lambert’s qualifications to serve as a director of the Corporation include his over 40 years of experience as a local business owner, entrepreneur and community leader, as well as over 20 years of experience as a director of the Corporation.

Helen S. Santiago

Director since: 2021

Age: 44

Ms. Santiago has served as a CPA for LaBarr & LaBarr, LLC in Sayre, PA since 2009 where her focus is income tax preparation, tax planning and financial statements. Prior to returning to Bradford County, she worked for KPMG in Philadelphia for seven years, earned her CPA license and served as an auditor before being promoted to Manager. Ms. Santiago earned her Bachelor of Science degree in Accounting from Susquehanna University. Ms. Santiago is involved in the community as Secretary of the Bradford/Sullivan Counties’ Outstanding Young Woman Program. She’s also active in the Parent/Teacher Guild (PTG) of St. Agnes School in Towanda, PA. We believe Ms. Santiago’s qualifications to serve as a director of the Corporation include her extensive experience in public accounting.

Katherine W. Shattuck

Director since: 2021

Age: 49

Ms. Shattuck is the Managing Partner at Korn Ferry, the global leader in talent management and executive search, where she leads the Pennsylvania team. She is the founder and Global Co-Leader of the firm’s Impact Investing, ESG & Sustainability practice. She is a core member of Korn Ferry’s Global Financial Markets with expertise in building and developing effective leadership teams at the C-suite, board and senior executive level. Ms. Shattuck holds a Master’s degree in Business Administration from Harvard Business School and a Master’s degree in Public Administration from Harvard University’s Kennedy School of Government. She earned a Bachelor of Science degree from The United States Military Academy at West Point. Currently, Ms. Shattuck serves as a board member for the Avalon Action Alliance and Robert Packer Hospital, and is a member of the Women’s Advisory Council for the Girl Scouts of the National Capital Region. We believe Ms. Shattuck’s qualifications to serve as a director of the Corporation include her extensive experience in talent acquisition and non-profit organizations.

EXECUTIVE OFFICERS

The following table provides information regarding each of the executive officers of the Corporation and the Bank (other than Mr. Scovill, whose information is included above). The age shown below for each executive officer is as of April 25, 2024, which is the date of the annual shareholders meeting.

Alexander Balagour

Age: 47

Mr. Balagour has served as Executive Vice President and Chief Information Officer of the Bank since May 2021.  Prior to joining the Bank, Mr. Balagour most recently served as the Chief Information Officer at Customers Bank in Reading, PA, where he led the organization through the transformation of their sales and lending technology, data analytics and customer experience. Mr. Balagour received a Bachelor of Science degree in Computer Science from Arcadia University, where he earned the Sigma Zeta Award in Computer Science, given to the top-graduating student for academic excellence. He went on to receive his Executive Masters in Technology Management from Wharton School and School of Engineering from the University of Pennsylvania.

Matthew L. Bower

Age: 56

Mr. Bower has served as Executive Vice President and Chief Wealth Management Officer of the Bank since February 2022. Prior to joining the Bank, Mr. Bower served as a Managing Director at PNC’s Wealth Management Group in Atlanta, GA, where he led the team in delivering industry-leading results in client and employee satisfaction for 13 years. Mr. Bower received a Masters of Jurisprudence from Texas A&M University, School of Law in Fort Worth, TX, completed the Stanford Graduate School of Business’s Executive Leadership Program and received a Bachelor of Science degree in Political Science from Florida State University. Mr. Bower has several FINRA Licensures and has earned designations as a Certified Trust and Financial Advisor (CTFA), Certified Securities Operations Professional (CSOP) and a Chartered Wealth Manager (CWM).

Kelley A. Cwiklinski

Age: 60

Executive Vice President and Chief Commercial Lending Officer since February 2023; formerly Senior Vice President and Director of Commercial Lending of the Bank since January of 2021. Prior to becoming the Director of Commercial Lending, Ms. Cwiklinski was a Regional Commercial Lending Executive for C&N since July of 2020 through the acquisition of Covenant Bank. Prior to her employment with C&N, Ms. Cwiklinski was Executive Vice President and Chief Lending Officer of Covenant Bank from January 2015 through June 2020. Ms. Cwiklinski began her banking career in 1985 and had various commercial lending and credit-related positions prior to joining Covenant Bank. Ms. Cwiklinski is a graduate of Mercer County Community College with an Associates Degree in Business Administration.

Stan R. Dunsmore

Age: 61

Mr. Dunsmore has served as Executive Vice President and Chief Credit Officer of the Bank since January 2015.  Previously, Mr. Dunsmore served as Vice President and Commercial Loan Sales Officer of the Bank since May 2007.  Prior to the May 2007 acquisition of Citizens Trust Company by Citizens & Northern Bank, Mr. Dunsmore served as Vice President and Chief Lending Officer of Citizens Trust Company since 1995.  Mr. Dunsmore received a Bachelor of Science degree in Management Science from Lock Haven University of Pennsylvania.

Harold F. Hoose, III

Age: 57

Mr. Hoose has served as Executive Vice President and Chief Revenue Officer of the Bank since February 2021. Previously, Mr. Hoose served as Executive Vice President and Director of Lending of the Bank since March of 2005. Prior to becoming the Director of Lending, Mr. Hoose was a regional commercial relationship manager for C&N since August of 1997. Prior to that, Mr. Hoose began his banking career in 1990 as a management trainee with Commonwealth Bank (Williamsport PA) and moved to the credit/lending area of the bank in April 1993.  Mr. Hoose received his Bachelor of Science degree from Mansfield University and completed the Graduate School of Banking at the University of Colorado.

Mark A. Hughes

Age: 63

Mr. Hughes serves as Treasurer of the Corporation and Executive Vice President and Chief Financial Officer of the Bank. Mr. Hughes served as Interim President and Chief Executive Officer of the Corporation and Bank from August 12, 2014 through March 1, 2015. Effective March 2, 2015, Mr. Hughes resigned from the positions of Interim President and Chief Executive Officer of the Corporation and Bank and was appointed to the positions he had formerly held as Treasurer of the Corporation since November 2000 and Executive Vice President and Chief Financial Officer of the Bank since August 2000. Mr. Hughes received a Bachelor of Arts degree in Accounting from Lycoming College.

Glenn R. James, Esq.

Age: 70

Executive Vice President, General Counsel and Corporate Secretary of the Bank since June 2023. Prior to joining the Bank, Mr. James was a Director, Executive Vice President, and General Counsel of Noah Bank (Elkins Park PA). Prior to that Mr. James served, successively, as a financial services industry partner in the firms of KPMG, Grant Thornton LLP, ParenteBeard LLC, and BDO USA. Mr. James took a bachelor’s degree in business administration from Temple University and a Juris Doctorem degree from the Villanova University School of Law.

John M. Reber

Age: 57

Mr. Reber has served as Executive Vice President and Chief Risk Management Officer of the Bank since February 2021. Previously, Mr. Reber served as Executive Vice President and Director of Risk Management of the Bank since January 2011. Mr. Reber was Vice President and Director of Risk Management of the Bank since June 2004. Prior to joining C&N, Mr. Reber held various staff and management positions in credit, lending and risk management with SunBank, headquartered in Lewisburg, Pennsylvania. Mr. Reber received a Bachelor of Science degree in Finance from Bloomsburg University of Pennsylvania.

Thomas L. Rudy, Jr.

Age: 60

Mr. Rudy has served as Executive Vice President, Chief Delivery Officer and Region President of the Bank since February 2021. Previously, Mr. Rudy served as Executive Vice President and Director of Branch Delivery of the Bank since February 2004; President of C&N Financial Services Corporation since January 2000; and President of Bucktail Life Insurance Company since May 2018. Mr. Rudy received a Bachelor of Science degree in Finance from The Pennsylvania State University and is a graduate of the ABA Graduate School of Banking at the Wharton School, University of Pennsylvania.

Blair T. Rush

Age: 62

Mr. Rush has served as Executive Vice President and Southeast Region President of the Bank since February 2021. Previously, Mr. Rush served as Southeast Region President of the Bank since July 2020. Prior to his employment with C&N, Mr. Rush most recently served as President & Chief Operating Officer of Covenant Bank since April 2016. Prior to this time, he was the Eastern Region President with National Penn Bank. He joined National Penn through their acquisition of FirstService Bank in February 2003, where he was an Executive Vice President and was one of four original officers of the de novo FirstService Bank. Prior to FirstService Bank, Mr. Rush was a Vice President with CoreStates and Bucks County Bank where he started his forty-year banking career. He is a graduate of Delaware Valley College with a Bachelor of Science degree in Business Administration and the Pennsylvania Bankers Association’s Central Atlantic Advanced School of Banking.

Tracy E. Watkins

Age: 59

Ms. Watkins has served as Executive Vice President and Chief Human Resources Officer of the Bank since February 2021. Previously, Ms. Watkins served as Executive Vice President and Director of Human Resources of the Bank since January 2018. Prior to that, she was Vice President and Director of Human Resources of the Bank since 2010, and HRIS (Human Resources Information System) & Employee Relations Manager since 2005. She joined the Bank in 2003. Ms. Watkins holds a B.S. in English/Secondary Education from Juniata College, a Certificate from The Institute for Paralegal Training in Philadelphia, PA and is a Graduate of the PBA Advanced School of Banking and The Graduate School of Banking Human Resource Management School as well as being a Certified Employee Benefit Specialist (CEBS – RPA, GBA) and Senior Professional in Human Resources (SPHR).

HUMAN CAPITAL MANAGEMENT

Human Capital

The Corporation’s Board of Directors and executive leadership team have established the following mission, vision, and values:

Mission: Creating value through lifelong relationships with our customers, teammates, shareholders, and communities.

Vision: Every customer says “C&N is the ONLY bank I need.”

Values: Teamwork, Respect, Responsibility and Accountability, Excellence, Integrity, Client Focus, Have Fun.

We recognize that our ability to create value on a consistent basis is highly dependent upon the effectiveness of our team.

The Corporation’s key human capital management objectives are to attract and retain diverse talent that fits our values and culture. Our talent strategy focuses on acquiring new employees through branding and outreach programs, developing employees through a robust onboarding program, ongoing training, and performance management, and retaining employees through recognition, engagement, and a competitive total rewards package.

Diversity and Inclusion

At C&N Bank, we are committed to creating value through relationships. At the heart of this mission is a promise of excellence in service to all people, as demonstrated by our commitment to equity of opportunity, inclusion, and our fostering of a spirit of belonging. We live our values of respect, integrity, and excellence by creating access and providing support to help our diverse constituents of customers, teammates, shareholders and communities in achieving their financial goals. We embrace inclusion of all of our stakeholders as an important component of our vision to be the ONLY bank our customers need.

Compensation and Benefits

The Corporation offers competitive compensation to attract and retain talent. Our generous total rewards package includes market-competitive salary, bonuses or sales commissions, short-term and long-term equity incentives, healthcare and retirement benefits, and paid time off. Employees have regular performance reviews and merit salary adjustments commensurate with performance. Employees have access to a holistic suite of items within our employee assistance program that caters to physical, emotional, and mental wellbeing for the employee and their family.

Training and Development

The Corporation provides a robust training and development program that supports our culture, prepares employees for their immediate role, develops them for long term success at the Bank and supports personal enrichment. We offer functional training, culture building exercises, personal development, C&N Bank history, C&N Bank integration and ongoing technical training throughout each year. Employees also have access to additional educational and development opportunities including tuition reimbursement and certification programs.

Communication and Engagement

At C&N, we believe in the importance of employee communication and engagement. We utilize several methods to foster engagement, including activities such as Employee Recognition programs, Service Anniversary Awards, Bank wide monthly calls, semi-annual Bank wide events, annual employee surveys, focus groups, daily huddles, and the Giving Back, Giving Together community service program. We believe keeping our team well informed, connected, and appreciated adds to the success of our organization.

Board Diversity

The following table summarizes voluntary disclosure of diversity characteristics of the Corporation’s Board of Directors.

Board Size:
Total Number of Directors	11
Gender:	Male	Female	Non-Binary	Gender Undisclosed
Number of directors based on gender identity	5	4	0	2
Number of directors who identify in any of the categories below:
African American or Black	0	0	0	0
Alaskan Native or American Indian	0	0	0	0
Asian	0	0	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	5	4	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ	0
Undisclosed	2

CORPORATE GOVERNANCE

Members of the Corporation’s Board of Directors are elected by the shareholders. In selecting nominees for the shareholders’ consideration, the Board attempts to identify individuals with appropriate business, financial, legal and other skills and knowledge that are essential to providing oversight of the Corporation’s affairs, and who demonstrate a passion for promoting and enhancing the Corporation’s financial performance and its service to the communities within our marketplace. In evaluating candidates, the Board considers diversity of gender, race, knowledge and educational and business background and experiences, taking into account the experience “mix” of current directors, as well as that of the candidates. The nominating process is described in more detail in the section titled “Governance and Nominating Committee” below.

Director Independence

During 2023 and through the date of this proxy statement, all directors and nominees are and were independent, except for J. Bradley Scovill, as determined in accordance with the independence standards of the NASDAQ Stock Market. In determining the directors’ independence, in addition to matters disclosed in the “Related Person Transactions and Policies” section of this proxy statement, the Board of Directors considered each director’s beneficial ownership of Corporation common stock and loan transactions between the Bank and the directors, their family members and businesses with whom they are associated, as well as any contributions made by the Bank to non-profit organizations with whom such persons are associated. In each case, the Board determined that none of the transactions above impaired the independence of the director.

The Bank makes loans to Directors and Executive Officers in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than normal risks of collectability.

Additional information concerning loans and deposits with Directors and Executive Officers is incorporated herein by reference to disclosure provided in Note 14 to the Consolidated Financial Statements, which is included in Part II, Item 8 of the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2023.

Leadership Structure of the Board

Terry L. Lehman serves as Chairman of the Board of the Corporation and the Bank. The Board’s establishment of an independent chair reflects its desire to maintain separation between the Board’s role of providing oversight of corporate activities and protecting shareholder interests and the Chief Executive Officer’s role of managing the Corporation and Bank.

The Board attempts to ensure that thorough, open and honest discussions take place at all Board and committee meetings, and that all of the directors are sufficiently informed about each matter that arises so as to make informed decisions. Mr. Lehman presides over meetings of the Board and the Executive Committee, as well as executive sessions and meetings of the independent directors. Further, the Chairman is responsible for communicating the thoughts or concerns of the independent directors to the Chief Executive Officer.

Meetings and Committees of the Board of Directors

Board of Directors. During 2023, the Board of Directors of the Corporation met sixteen (16) times, the Board of Directors of the Bank met sixteen (16) times, and the independent directors met in executive session eleven (11) times and held one (1) meeting of the independent directors. All of the incumbent directors attended at least 75% or more of the meetings of the Board of Directors of the Corporation and of the Board committees on which he or she served.

Although the Corporation does not have a formal policy with respect to director attendance at the Annual Meeting of Shareholders, each director is encouraged to attend the Annual Meeting.

Executive Committee of the Corporation. The Executive Committee has been inactive since 2019. If there should be a need to activate the Committee, it shall consist of the other Committee chairs, the Chief Executive Officer, and the Chairman of the Board. The Committee would act on behalf of and with full authority of the Board of Directors in matters that may arise between regular monthly meetings of the Board, which would require immediate Board level action and would provide advice and counsel to the Chief Executive Officer on various matters not necessarily requiring Board consideration.

Audit Committee. The primary function of the Audit Committee is to review the internal audit program as performed by the internal auditors; recommend to the Board of Directors the engagement of the independent registered public accounting firm for the year; review the examinations and reports from those persons; and review the annual financial statements of the Corporation. In 2023, the members of the Audit Committee of the Corporation included: Stephen M. Dorwart, Susan E. Hartley, Leo F. Lambert, Terry L. Lehman, Helen S. Santiago, and Aaron K. Singer. Director Hartley served as a member of the Committee from January 1, 2023 through April 20, 2023. Stephen M. Dorwart serves as Chair of the Committee. The Audit Committee held six (6) meetings in 2023. All the members of the Audit Committee are and were independent under the independence standards of the NASDAQ Stock Market.

Director Lehman meets the definition of “audit committee financial expert” as defined in the rules adopted by the SEC. The Board of Directors has determined that each of the members of the Audit Committee has sufficient knowledge and experience in financial matters to effectively perform his or her duties as a member of the Audit Committee.

The Board of Directors of the Corporation has adopted a written charter for the Audit Committee, a copy of which is available on our website at www.cnbankpa.com by hovering on “ABOUT,” then clicking on “Corporate Governance Policies” under the Investor Relations heading, then “Audit Committee Charter of C&N Corp.” The policies and procedures for pre-approval of engagements for non-audit services are included in the Charter.

Compensation Committee of the Corporation. The purpose of the Compensation Committee is to discharge the responsibilities of the Board of Directors relating to compensation of the executive officers, provide oversight of the Bank’s compensation, benefit, perquisite and employee equity incentive programs, and monitor and oversee the management succession plan and leadership development processes. The Committee is also responsible for establishing and maintaining the CEO Succession Plan. In 2023, the members of the Compensation Committee included: Bobbi J. Kilmer, Stephen M. Dorwart, Terry L. Lehman, Frank G. Pellegrino, and Katherine W. Shattuck. Bobbi J. Kilmer currently serves as Chair of the Committee. The Compensation Committee held nine (9) meetings in 2023. All of the members of the Compensation Committee are and were independent under the independence standards of the NASDAQ Stock Market.

The Board of Directors of the Corporation has adopted a written charter for the Compensation Committee, which is available on our website at www.cnbankpa.com by hovering on “ABOUT,” then clicking on “Corporate Governance Policies” under the Investor Relations heading, then “Compensation Committee Charter of C&N Corp.”

Governance and Nominating Committee. The main purpose of the Governance and Nominating Committee is to establish criteria for Board member selection and retention; identify individuals qualified to become Board members; and recommend to the Board the individuals to be nominated and re-nominated for election as directors. Further, the Committee recommends members and chairs of various committees of the Corporation and the Bank to the Board of Directors. The Committee is also responsible for establishing and maintaining succession plans for the positions of Board Chair and Committee Chairs and reviewing and reporting to the Board periodically on matters of corporate governance. In 2023, the members of the Governance and Nominating Committee included: Susan E. Hartley, Bobbi J. Kilmer, Robert G. Loughery, Katherine W. Shattuck, and Aaron K. Singer. Susan E. Hartley currently serves as Chair of the Committee. During 2023, the Governance and Nominating Committee held five (5) meetings. All members of the Governance and Nominating Committee are and were independent under the independence standards of the NASDAQ Stock Market.

The Board of Directors of the Corporation has adopted a written charter for the Governance and Nominating Committee, which is available on our website at www.cnbankpa.com by hovering on “ABOUT,” then clicking on “Corporate Governance Policies” under the Investor Relations heading, then “Governance and Nominating Charter”.

Qualifications considered by the Governance and Nominating Committee in assessing director candidates include, but are not limited to, the following:

●	An understanding of the business and financial affairs and the complexities of a business organization. A career in business is not essential, but the candidate should have a proven record of competence and accomplishments and should be willing to commit the time and energy necessary to fulfill the role as an effective director;

●	A genuine interest in representing all of the Corporation’s stakeholders, including the long-term interests of the shareholders;

●	A willingness to support the values, mission and vision of the Corporation;

●	An open-mindedness and resolve to independently analyze issues presented for consideration;

●	A reputation for honesty and integrity;

●	A candidate’s diversity of experience, gender, race, knowledge and perspective;

●	A high level of financial literacy (i.e., the ability to read financial statements and financial ratios, and a working knowledge and familiarity with basic finance and accounting practices);

●	A mature confidence and ability to approach others with self-assurance, responsibly and supportively. Candidates should value Board and team performance over individual performance and should be able to raise tough questions in a manner that encourages open discussions. Additionally, a candidate should be inquisitive and curious and feel a duty to ask questions of management;

●	The ability, capacity, and willingness to serve as a conduit of business referrals to the organization;

●	Independence in accordance with the independence standards of the NASDAQ Stock Market; and

●	Experience with a business of size similar or larger than the Corporation.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Governance and Nominating Committee may also consider such other factors as it may deem are in the best interests of the Corporation and its shareholders, and such factors may change from time to time. The Governance and Nominating Committee does, however, require that a majority of the directors be independent under the independence standards of the NASDAQ Stock Market and expects directors to meet the minimum stock ownership expectations described in the “Stock Ownership Guidelines” section.

The Committee identifies nominees by first evaluating the current directors who are willing to continue in service. If any member of the Board does not wish to continue service or the Board determines not to re-nominate a current director for re-election, the Governance and Nominating Committee identifies the desired skills and experience of a new nominee in light of the criteria above. The Committee evaluates each individual candidate in the context of the Board as a whole, with the objective of recommending a group containing a broad array of diverse experience.

The Board does not have a formal written policy for considering director candidates recommended by shareholders due to the infrequency of nominations, but its long-standing informal policy is to give due consideration to any and all candidates. The evaluation procedure for candidates recommended by the shareholders would be the same as is done for those recommended by the Board of Directors and management. The Committee recommends a director nominee to the Board, and the Board makes the final determination as to the nominees who will stand for election.

Current members of the Board of Directors are polled for suggestions as to prospective director candidates meeting the Governance and Nominating Committee’s criteria. The Committee has the prerogative to employ and pay third party search firms, but to date has not done so.

Article Tenth of the Corporation's Articles of Incorporation requires that shareholders give advance notice of any nominations for election to the Board of Directors. The required notice, which must include the information set forth in the Articles of Incorporation, must be made in writing and must be delivered or mailed to the President of the Corporation not less than 14 days nor more than 50 days prior to the Annual Meeting. If notice is not received by the Corporation within this timeframe, the Corporation will consider such notice untimely.

Risk Management Committee of the Corporation. The purposes of the Risk Management Committee are to provide governance and oversight of the Corporation’s enterprise-wide risk management program, in relation to the identification, assessment, measurement, monitoring and controlling of key risks to the Corporation and its subsidiaries. In 2023, the members of the Risk Management Committee included: Terry L. Lehman, Susan E. Hartley, Bobbi J. Kilmer, Stephen M. Dorwart, J. Bradley Scovill, Aaron K. Singer, and Frank G. Pellegrino. Terry L. Lehman currently serves as the Chair of the Committee. The Risk Management Committee met four (4) times during 2023. Messrs. Dorwart and Pellegrino served on the Committee from January 1 to April 20, 2023.

Asset Liability Committee of the Corporation. The purpose of the Asset Liability Committee is to stabilize and improve profitability by balancing the relationship between risk and return over an extended period of time, as well as to function as an investment committee. In 2023, the members of the Asset Liability Committee included: Susan E. Hartley, Terry L. Lehman, J. Bradley Scovill, Stephen M. Dorwart, Robert G. Loughery, and Helen S. Santiago. J. Bradley Scovill currently serves as Chair of the Committee. The Asset Liability Committee met five (5) times during 2023.

Merger & Acquisition (M&A) Committee of the Corporation. The purpose of the M&A Committee is to assist in the review of merger and acquisition opportunities. In 2023, the members of the Merger & Acquisition Committee included: Leo F. Lambert, Terry L. Lehman, Frank G. Pellegrino, J. Bradley Scovill, and Bobbi Kilmer. Terry L. Lehman currently serves as Chair of the Committee. The M&A Committee met four (4) times during 2023.

Executive Committee of the Bank. The Executive Committee has been inactive since 2019. If there should be a need to activate the Committee, it shall consist of the other Committee chairs, the Chief Executive Officer, and the Chairman of the Board. The Committee may act on behalf of and with full authority of the Board of Directors in matters that arise between regular monthly meetings of the Board, which would require immediate Board level action and would provide advice and counsel to the Chief Executive Officer on various matters not necessarily requiring Board consideration.

Information Technology Committee of the Bank. The purposes of the Information Technology (“IT”) Committee are to oversee significant strategies, innovation, projects and technology architecture decisions; monitor IT programs to ensure they support business objectives and strategies; confer with the Bank’s senior IT and Risk Management teams; and inform the Board of Directors on IT Risk Management-related matters. Among its duties, the Information Technology Committee reviews, not less than annually, the Bank’s business continuity plan, cyber security assessment tool and other technology reports and assesses their adequacy. In 2023, members of the Information Technology Committee were: Terry L. Lehman, Robert G. Loughery, Helen S. Santiago, and Aaron K. Singer. Aaron K. Singer currently serves as Chair of the Committee. During 2023, the Information Technology Committee held four (4) meetings.

Wealth Management Committee of the Bank. The Wealth Management Committee of the Bank oversees the policies, operations, controls, staffing, and risk management of the Trust Department and the wealth advisory function of the Bank as well as the acceptance and relinquishment of all fiduciary relationships. In 2023, members of the Wealth Management Committee included: Stephen M. Dorwart, Frank G. Pellegrino, Katherine W. Shattuck, and Helen S. Santiago. Frank G. Pellegrino currently serves as Chair of the Committee. During 2023, the Wealth Management Committee held four (4) meetings.

Finance and Loan Committee of the Bank. The primary purpose of the Finance and Loan Committee is to review larger watch list loans, review loan portfolio statistics and trends, and review proposed changes to the loan policy and make recommendations to the Board of Directors and evaluate and act on loan requests that exceed management’s lending authority. In 2023, members of the Finance and Loan Committee included: Leo F. Lambert, Robert G. Loughery, Frank G. Pellegrino, Katherine W. Shattuck, and J. Bradley Scovill. J. Bradley Scovill currently serves as Chair of the Committee. During 2023, the Finance and Loan Committee held thirteen (13) meetings.

Shareholder Communications

If you wish to communicate with the Board, you may send correspondence to Corporate Secretary, Citizens & Northern Corporation, 90-92 Main Street, Wellsboro, PA 16901. The Corporate Secretary will submit your correspondence to the Board or the appropriate committee, as applicable. You may also communicate directly with the Chairman by writing to the Chairman, Citizens & Northern Corporation, 90-92 Main Street, Wellsboro, PA 16901.

Related Person Transactions and Policies

Certain directors and officers of the Corporation and Bank and their affiliates (including corporations of which such persons are officers or greater than 10% beneficial owners) were customers of, and had transactions with, the Corporation and Bank in the ordinary course of business during the year ended December 31, 2023. Similar transactions may be expected to take place in the future. Such transactions included the purchase of certificates of deposit and extensions of credit in the ordinary course of business on substantially the same terms, including interest rates and collateral requirements, as those prevailing at the time for comparable transactions with third parties and did not involve more than the normal risks of collectability or present other unfavorable features. The Corporation expects that any other transactions with directors and officers and their affiliates in the future will be conducted on the same basis.

The Corporation and the Bank are subject to Federal Reserve Regulation O, which governs loans to certain insiders, including executive officers, directors or 10% controlling shareholders of a bank or holding company, or an entity controlled by an executive officer, director or controlling shareholder (an “Insider”). As required by Regulation O, the Bank’s Loan Policy prohibits loans to an Insider unless the loan (i) is made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Insider; and (ii) does not involve more than the normal risk of repayment or present other unfavorable features.

The Corporation is required to disclose transactions with certain “Related Persons” (as defined by SEC regulations) where the annual amount involved exceeds the lesser of $120,000 or 1% of the Corporation’s total assets at year-end for the last two years. In 2023, the Corporation did not have any related person transactions requiring disclosure.

Stock Ownership Requirements

Each independent director shall be the beneficial owner of Corporation common stock having a minimum aggregate fair market value of six times the annual cash retainer paid to independent directors, which annual retainer currently is $20,000. Each independent director shall have five (5) years from the date of initial election or appointment to establish the minimum stock ownership and shall thereafter maintain such minimum stock ownership throughout his or her term as a director. It is intended that directors will not sell shares of Corporation common stock received from equity compensation awards prior to reaching the minimum level of ownership required under this policy.

The Chief Executive Officer (CEO) shall be the beneficial owner of Corporation common stock having a minimum value equal to three (3) times the previous year’s annual base salary, and each Executive Vice President (EVP) is required to own Corporation common stock having a minimum value equal to one (1) time the previous year’s annual base salary.  The CEO and each EVP shall have five (5) years from initial election or appointment by the Board of Directors to comply with the minimum ownership requirement.

For purposes of determining compliance with these minimum stock ownership requirements, the aggregate fair market value of common stock shall be measured annually by reference to the average of the high and low sales price of the stock on June 30 of each year. Notwithstanding the foregoing stock ownership requirements, the Board of Directors, in the exercise of its reasonable discretion, may approve exceptions to the stock ownership requirements, on a case-by-case basis, to account for unusual volatility in the trading price of the common stock on or about the annual valuation date of the stock on June 30 of each year.

Presently, all directors and named executive officers meet the minimum stock ownership requirements or have been in their current positions for less than five years.

Anti-Hedging Policy

The Board of Directors has adopted an anti-hedging policy that prohibits directors and officers of the Corporation and any subsidiary of the Corporation from purchasing any financial instruments or engaging in any transactions that are designed to hedge or offset any decrease in the market value of equity securities of the Corporation, including, without limitation, puts, calls, prepaid variable forward contracts, equity swaps, collars, exchange funds and other derivative securities or transactions with economic consequences comparable to the foregoing financial instruments.

INFORMATION CONCERNING SECURITY OWNERSHIP

Beneficial ownership of shares of the Corporation’s common stock is determined in accordance with SEC Rule 13d-3, which provides that a person should be credited with the ownership of any stock held, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, in which the person has or shares:

●	Voting power, which includes power to vote or to direct the voting of the stock;

●	Investment power, which includes the power to dispose or direct the disposition of the stock; or

●	The right to acquire beneficial ownership within 60 days after February 6, 2023.

Beneficial Ownership of Principal Holders

The following table shows, to the best of the Corporation’s knowledge, those persons or entities, who owned of record or beneficially, on February 6, 2024, more than 5% of the Corporation’s outstanding common stock.

Name & Address	Amount & Nature of		Percent of Class
of Beneficial Owner	Beneficial Ownership
BlackRock, Inc.	1,146,881	(1)	7.5%
50 Hudson Yards
New York, NY 10001

(1)  Based on an Amendment No. 13 to Schedule 13G filed with the Securities and Exchange Commission on January 26, 2024, which reported beneficial ownership as of December 31, 2023 by BlackRock, Inc.

Beneficial Ownership of Executive Officers and Directors

The following table sets forth, as of February 6, 2024, and from information supplied by the respective persons, the amount and the percentage, if over 1%, of the common stock of the Corporation beneficially owned by each director, each nominee for director, each of the named executive officers and all executive officers and directors of the Corporation as a group.

	Amount and Nature of
Name of Individual or Identity of Group	Beneficial Ownership (1)		Percent of Class
Stephen M. Dorwart	17,995	(2)	*
Susan E. Hartley	23,492	(2)	*
Bobbi J. Kilmer	14,633	(2)	*
Leo F. Lambert	41,093	(2)	*
Terry L. Lehman	24,067	(2)	*
Robert G. Loughery	8,651	(2)	*
Frank G. Pellegrino	36,045	(2)	*
Helen S. Santiago	7,870	(2)	*
Katherine W. Shattuck	5,884	(2)	*
Aaron K. Singer	12,375	(2)	*
J. Bradley Scovill	95,882	(3)	*
Mark A. Hughes	82,244	(4)	*
Harold F. Hoose, III	49,452	(5)	*
Blair T. Rush	25,620	(6)	*
Stan R. Dunsmore	26,629	(7)	*
Directors and Executive Officers as a Group (22 Persons)	605,689		3.95%

* Indicates beneficial ownership of less than 1%.

(1) At February 6, 2024, there were no outstanding stock options. Each individual holds voting and investment authority with respect to the shares listed, which includes all shares held directly as well as by spouses and minor children and other indirect ownership, over which shares the named individuals effectively exercise sole or shared voting or investment authority.

(2) Includes 1,000 shares of restricted stock.

(3) Includes 10,800 shares of restricted stock.

(4) Includes 4,235 shares of restricted stock.

(5) Includes 4,760 shares of restricted stock.

(6) Includes 3,838 shares of restricted stock.

(7) Includes 3,267 shares of restricted stock.

Delinquent Section 16(a) Reports

Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Corporation’s directors, executive officers and persons who beneficially own more than ten percent of the Corporation’s issued and outstanding common stock to file initial reports of ownership and reports of changes in beneficial ownership with the SEC. Such persons are also required to furnish the Corporation with copies of all such reports they file.

Based solely upon a review of the reports filed pursuant to Section 16 of the Exchange Act, the Corporation believes that its directors and executive officers timely filed all reports required under Section 16, with the following exceptions all due to administrative oversight:

●	3 executive officers made one late filing related to net settlement of stock option exercises.

●	1 executive officer made one late filing related to shares withheld for tax liability for vested restricted stock.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Discussion and Analysis (CD&A) section of our Proxy Statement provides our shareholders with an explanation of our Named Executive Officer (NEO) compensation philosophy, programs, policies and decisions, all within the context of our business environment and performance. Our goal is to present a clear and concise overview of our executive compensation practices and describe key changes from last year.

The Corporation’s executive compensation program is designed to provide participating executives with an industry-competitive level of total compensation when their collective and individual performances meet or exceed the goals approved by the Board of Directors. We believe that the compensation program for executives should directly support the achievement of specific annual, long-term and strategic goals of the business, and, thereby, align the interests of executives with the interests of our shareholders. Accordingly, the program includes short and long-term incentive opportunities, but only when performance targets are met on a consistent basis and subject to appropriate controls to ensure management is not incented to take excessive risk.

2023 Performance Highlights

Highlights for 2023 included the following:

●	For the year ended December 31, 2023, net income was $24,148,000, or $1.57 per diluted share, down from $1.71 in 2022. Significant variances between 2023 and 2022 included the following:

⮚	In December 2023, the Corporation repositioned its available-for-sale securities portfolio and its investments in bank-owned life insurance (“BOLI”). As a result of the repositioning, the Corporation recognized a net charge to earnings of approximately $1.253 million, or $0.08 per diluted share in 2023 reflecting the net impact of: (1) a $3.0 million pre-tax loss and after-tax loss of $2.4 million from the sale of available-for-sale debt securities with an amortized cost basis of $45.5 million, (2) a tax charge of $950,000 from initiating the surrender of BOLI with a book value of $14.3 million, and (3) noninterest income of $2.1 million from a one-time enhancement on a $30 million purchase of new BOLI. Proceeds from the sale of securities were used in the $30 million purchase of BOLI as noted and in purchases totaling $13.7 million of debt securities in December 2023. The Corporation’s management expects to recover the 2023 loss in less than one year from reinvestment in assets with higher yields as compared to the yields on the assets sold or surrendered.

⮚	Net interest income decreased $2.7 million, or 3.3%. The net interest margin decreased to 3.47% on a fully taxable equivalent basis for 2023 from 3.77% in 2022. Average total earning assets increased $101,418,000 in 2023 over 2022, including an increase in average loans receivable of $164,055,000, or 10.1%. Average interest-bearing deposits increased $27,528,000 while average total deposits decreased $8,486,000, or 0.4%, in 2023 as compared to 2022.

⮚	For the year ended December 31, 2023, the provision for credit losses of $186,000 was lower by $7,069,000 as compared to $7,255,000 in 2022. For the year ended December 31, 2023, net charge-offs totaled $264,000 or 0.01% of gross loans receivable as compared to $4,177,000 or 0.26% of gross loans receivable in 2022.

⮚	Total noninterest income, excluding net realized losses on available-for-sale debt securities of $3.0 million and the net enhancement on purchase of BOLI of $2.1 million as previously mentioned, totaled $25,353,000 in 2023, an increase of $941,000 or 3.9% over the corresponding total for 2022.

⮚	Total noninterest expense was $6.2 million, or 9.1%, higher in 2023 as compared to 2022. Salaries and employee benefits expense increased $2.4 million, or 5.6%, including increases in base salaries expense of $1.7 million, or 6.0%, and an increase of $670,000 in total cash and stock-based incentive compensation expense consistent with comparisons of the Corporation’s earnings performance in both years as compared to that of the defined peer group. Other significant contributors to the net increase in noninterest expense included increases of $854,000 in operational losses, $776,000 in data processing and telecommunications, $492,000 in professional fees and $481,000 in FDIC insurance.

⮚	The income tax provision was $6,335,000, or 20.8% of pre-tax income, up from $5,732,000 or 17.7% of pre-tax income. The higher effective tax rate in 2023 includes the net impact of the tax charge of $950,000 related to the initiated surrender of BOLI previously mentioned as well as other differences.

●	The return on average assets (ROAA) for the twelve months ended September 30, 2023 was 1.13%, and the return on average equity (ROAE) was 11.15%. Excluding from earnings the after-tax impact of amortization of core deposit intangibles, conversion costs related to a change in wealth management platform for providing brokerage and investment advisory services, and net gains on available-for-sale debt securities and a marketable equity security, the adjusted annual Core ROAA for the twelve months ended September 30, 2023 was 1.16% and the similarly adjusted Core ROAE was 11.41%. The Core ROAE of 11.41% was at the 49th percentile as compared to results for the peer group, resulting in a corporate performance-based payout to the NEOs equal to 97.32% of target for 2023. In comparison, for the twelve months ended September 30, 2022, the Corporation’s Core ROAE of 9.49% was lower than the 25th percentile of results for the peer group, resulting in no corporate performance-based payout to the NEOs for 2022.

2023 Key Compensation Decisions and Actions

The following is a summary of key actions taken by the Compensation Committee on executive compensation for 2023:

●	Base Salaries: The 2023 base salary for each NEO increased between 2.1% and 7.5% over the 2022 amount.

●	2023 Short-Term Incentive Awards: Payouts to NEOs for 2023 performance ranged from 15.0% to 25.4% of base salary, below target levels for each NEO. These awards included the following components: (1) corporate awards equal to 97.32% of target based on the Corporation’s Core ROAE of 11.41% as compared to the median peer group Core ROAE of 11.76% for the 12 months ended September 30, 2023, (2) awards based on key performance indicators ranging from 1.2% to 1.6% of base salary, and (3) awards based on individual performance ranging from 2.5% to 7.5% of base salary.

●	2023 Long-Term Incentive Awards: Equity awards to NEOs in 2023 had grant date fair values of 24.7% of 2022 base salary for Mr. Scovill, 20.6% of 2022 base salary for Mr. Hoose and 16.5% of 2022 base salary each for Mr. Hughes, Mr. Rush and Mr. Dunsmore. The awards included a mix based on 50% time-based restricted stock awards (“RSA”) and 50% performance-based restricted stock awards (“PRSA”). The time-based RSAs and PRSAs vest over three years, with one-third vesting on each anniversary date of the award. For PRSAs, awards only vest to the extent performance has been met for the prior year.

●	2023 Performance Outcome: Based on 2023 performance compared to performance of the approved peer group for the 12 months ended September 30, 2023, all of the potential shares for PRSA awards granted in 2021, 2022 and 2023 vested.

●	Recoupment Policy: Maintain a recoupment policy on incentive compensation paid to NEOs that aligns with the new NASDAQ listing standards.

Overview of the Executive Compensation Program

The Corporation’s executive compensation program includes fixed and variable compensation and benefit components, typical of programs among comparable community banking and financial services companies in our local and regional marketplace. The program is designed to provide participating executives with an industry-competitive level of total compensation when their collective and individual performances meet or exceed the goals approved by the Board of Directors.

Compensation Philosophy and Program Objectives

We believe that the compensation program for executives should directly support the achievement of specific annual, long-term and strategic goals of the business, and, thereby, align the interests of executives with the interests of our shareholders.

We believe the current program provides sufficient levels of fixed pay elements, in the forms of base salary and health and welfare benefits, to attract high caliber executive talent to the organization. It also provides annual and long-term incentive opportunities to encourage specific performance and to reward the successful efforts of executives. The incentive opportunities are structured to produce a performance-leveraged program format in which executives may derive a significant portion of their total compensation, depending on their role in the organization, from short and long-term incentive opportunities, but only when performance targets are met on a consistent basis and subject to appropriate controls to ensure management is not incented to take excessive risk.

We believe that the features and composition of the current program provide a total compensation package for executive officers that is competitive in our marketplace but weighted toward variable pay based on corporate and individual performance, and which contributes to the creation of shareholder value.

2023 Program Components

The following is a discussion of the primary purpose of each element within our executive compensation program.

1.	Base Salary. Base salaries are set to recognize the executive’s experience, responsibilities associated with the position and expectations with respect to the individual’s contributions to the Corporation. In setting or adjusting base salary levels for our NEOs, the Corporation considers the following factors: the executive’s position, individual performance, contribution to the Corporation, market salaries for similar positions, experience in the position, industry merit increase budgets, and the Corporation’s overall financial performance. Base salaries for the NEOs are reviewed and approved annually by the Compensation Committee no later than the first quarter of the fiscal year so the Compensation Committee can take into account results from the prior fiscal year-end performance.

2.	Short-Term (Annual) Incentives. The Corporation’s Annual Incentive Award Plan provides participating executives with opportunities to earn additional cash compensation in a given year when corporate and business unit operating results and individual performance contributions meet or exceed established thresholds of acceptable achievement. For 2023, corporate performance was measured based on the Corporation’s ROAE, adjusted to exclude extraordinary occurrences (“Core ROAE”) as compared to ROAE goals based on the peer group’s Core ROAE for the 12 months ended September 30, 2023. Key performance indicators include deposit growth (excluding brokered deposits), total revenue growth, efficiency ratio and growth in wealth management revenue. Each participant’s individual performance contribution is evaluated by his or her supervisor, with the Chief Executive Officer’s individual performance contribution evaluated by the Board of Directors. The Committee, in its discretion, may adjust or eliminate award payments under the Incentive Award Plan. All awards under the Incentive Award Plan are paid in cash as soon as it is practical after the end of a plan year.

Long-term Incentives (“LTI”). The Corporation’s 1995 Stock Incentive Plan provided participating executives with the ability to receive equity awards (as determined by the Committee, as administrator of the plan), and was intended to focus the recipient’s efforts on the strategic direction and goals of the business, incent ownership in the Corporation and promote a vested interest in the Corporation’s long-term success. The LTI awards made in 2023 were the final awards made under the 1995 Stock Incentive Plan. Outstanding restricted stock awards that were granted prior to adoption of the Citizens & Northern Corporation 2023 Equity Incentive Plan (the “2023 Equity Plan,” as described below) will be governed under the 1995 Stock Incentive Plan.

In 2023, the Committee reviewed and recommended approval of restricted stock awards to executives based upon its assessment of individual performance, a review of the executive’s existing long-term incentives, and retention considerations, including LTI grants to its NEOs in the form of 50% RSAs and 50% PRSAs. RSAs granted to the Corporation’s and the Bank’s executive officers in 2023 vest equally over a three-year period. On each anniversary date of the 2023 RSAs, one-third of the total shares will be distributed based on the recipient’s satisfactory performance of his or her job.

The Corporation’s PRSAs granted in 2023 are structured in a way where performance is assessed at the end of each year within the three-year performance period. On each anniversary date, up to one-third of the total PRSA shares will be distributed based on the recipient’s satisfactory performance of his or her job and the Corporation’s attainment of an earnings-based performance standard. For the 2023 LTI awards, 50% of the PRSAs are evaluated based on Core ROAE performance while 50% are evaluated based on Core ROAA performance. Like the Annual Incentive Plan, 2023 Core ROAE and Core ROAA performance is assessed by comparison of the Corporation’s level of performance to goals based on the peer group’s performance for the 12 months ended September 30, 2023. The threshold requirement for Core ROAE is based on the 35th percentile rank, while the threshold requirement for Core ROAA is based on the 65th percentile rank as compared to the peer group’s 12 months ended September 30, 2023 results. All restricted shares not distributed due to the recipient’s unsatisfactory performance of his or her job or due to the Corporation failing to achieve the minimum Core ROAE or Core ROAA threshold are forfeited by the executive and revert back to the Corporation as of the anniversary date on which such determinations are made.

In April 2023, upon approval by the shareholders, the 2023 Equity Plan became effective. Adoption of the new plan permits the continued use of equity incentives as a component of compensation for participating employees and independent directors and will assist executive officers and independent directors in meeting the Board of Directors’ Stock Ownership requirements as described in the Corporate Governance section of this proxy statement. The purpose of the 2023 Equity Plan is to promote the Corporation’s long-term financial success by providing a means to attract, retain and reward individuals who contribute to that success and to further align their interests with those of the Corporation’s shareholders through the ownership of shares of common stock of the Corporation and/or through compensation tied to the value of the Corporation’s common stock. The Committee administers the 2023 Equity Plan. At December 31, 2023, a balance of 500,000 shares of common stock remain available for issuance under the 2023 Equity Incentive Plan.

3.	Ownership Guidelines. In order to better align the interests of the NEOs with those of our shareholders, the Corporation requires that they own a number of shares of the Corporation’s common stock with fair market value equal to a percentage of his/her salary. At this time, the CEO is required to own a minimum amount of stock equal to three (3) times the previous year’s base salary and all other Executive Vice Presidents are required to own one (1) times the previous year’s base salary. Each executive officer has five (5) years from initial election or appointment by the Board of Directors to comply with the minimum ownership requirements. Currently, all NEOs meet the minimum requirements.

4.	Health and Welfare Benefits. Executives participate in the Corporation’s qualified health and welfare benefits programs on the same terms and conditions as other employees of the Corporation.

5.	Nonqualified Benefits and Perquisites. Nonqualified benefits and perquisites that may be offered by the Corporation include participation in a supplemental retirement income plan (“SERP”), as well as, in many instances, use of a company-provided automobile. In a few instances, the Corporation pays a portion of an executive’s membership dues for a golf or social club, when such membership can facilitate the conduct of business with clients.

SERP - The SERP is intended to replace some of the benefits lost by executives under federally mandated restrictions on retirement income benefits to highly compensated employees under qualified retirement income plans like pensions and 401(k) plans. The Corporation’s SERP provides a retirement benefit to participants who retire after attaining age 55, with 5 years of Participation in the Plan. Participants vest earlier than age 55 in the event of disability, death or in the event of a change in control of the Corporation. Annual contributions to the SERP are at the discretion of the Board of Directors, and the Board may terminate the SERP at any time.

Historically, the Corporation’s annual contribution has been based on a formula designed to provide an annual benefit equal to 20% of the individual’s highest five-year average compensation and assumes retirement at age 65. In determining the annual contribution amounts, the Corporation assumes interest rates of 8% for preretirement and 6% for postretirement and utilizes a standard mortality table.

The annual contribution is deposited into each participant’s account held in a trust account at the Bank. While the Bank’s Wealth Management Group manages the trust assets, each participant may direct the investment of the funds credited to their account. All assets in the trust are subject to the claims of the Bank’s creditors in the event of insolvency. The actual amount available to be distributed to a participant at separation of service depends upon the return on the investment of the funds held in the account over time. The actual investment returns do not impact the Corporation’s determination of the annual contribution. Investment returns are allocated to participant accounts daily based on units held of each investment. Upon vesting, amounts credited to a participant’s account are payable, at the election of the participant, in monthly or annual installments.

Deferred Compensation Plan - The Corporation has a nonqualified Deferred Compensation Plan that allows selected officers the option to defer receipt of up to 100% of base salary plus any non-equity incentive plan compensation. The Compensation Committee of the Board of Directors determines employees eligible to participate (“Participants”). The Deferred Compensation Plan does not provide for Corporation contributions.

Participants are given an annual opportunity to elect, by entering into a Participation Agreement with the Corporation, to defer the receipt of eligible compensation by a dollar amount or percentage specified in the Participation Agreement. Participant contributions are deposited into each Participant’s account held in a trust account at the Bank. While the Bank’s Wealth Management Group manages the trust assets, each Participant may direct the investment of the funds credited to their account. All assets in the trust are subject to the claims of the Bank’s creditors in the event of insolvency. The Board of Directors may amend or terminate the Plan at any time; provided, however, that no such amendment or termination shall reduce the balance in any Participant’s account nor affect the terms of the Plan relating to the payment of any account.

Participants are fully vested in their accounts at all times. Upon separation from service, amounts credited to a participant’s account are payable, at the election of the participant, in monthly or annual installments.

6.	Employment, Change in Control and Severance Agreements. The Corporation has entered into Employment Agreements with Mr. Scovill, Mr. Hughes, Mr. Hoose and Mr. Rush, and a Change in Control Agreement with Mr. Dunsmore. The Employment Agreements and Change in Control Agreement are described in more detail on pages 40-42.

None of the named executive officers has a commitment from the Corporation for a tax gross-up payment in the event that their severance benefits exceed the deduction limitations under Internal Revenue Code Section 4999.

How We Make Decisions Regarding Named Executive Officer Compensation

The Compensation Committee, with the support of its independent compensation consultant and management, determines executive compensation programs, practices, and levels for full Board consideration and approval. Specific responsibilities are assigned in accordance with governance best practices. In making its determinations, the Compensation Committee considers data and analyses regarding a peer group and other internal studies. Below is an explanation of the key roles and responsibilities of each group, as well as how market data is integrated into the process.

Role of the Compensation Committee. The Compensation Committee (“the Committee”) of the Board of Directors has primary responsibility for the design and administration of the executive compensation program. It reviews the make-up and administration of the executive compensation program throughout the year in light of changing organization needs and operating conditions and changing trends in industry practice. The Compensation Committee determines and approves the salaries, cash and equity incentive bonuses, equity awards, benefits and employment policies as they relate to the named executive officers, subject to full Board consideration and approval.

In making determinations regarding executive compensation, the Compensation Committee weighs an individual’s personal performance, the performance of his or her area of responsibility, and the overall performance of the Corporation. The performance of the Chief Executive Officer in each of these regards is evaluated by the Compensation Committee. The performance of each of the named executive officers (other than the Chief Executive Officer) is evaluated by the Chief Executive Officer and in the case of Mr. Rush by the Chief Revenue Officer. The Compensation Committee reviews performance of the named executive officers on an annual basis and examines each named executive officer’s base salary, cash incentive bonus, and restricted stock award at such time.

The Compensation Committee has the authority to retain or obtain the services of compensation consultants or other advisors to provide compensation and benefit consulting services to the Committee. The independence of any such advisor is determined by the Compensation Committee prior to selecting or receiving advice from the advisor.

Role of Executive Management. Key members of the Corporation’s executive management attend Compensation Committee meetings at the Compensation Committee’s request to provide information and their perspective about executive compensation policies and programs. Management’s participation plays an important part in the development and continuation of benefit plans, and in determining appropriate levels of compensation. The Compensation Committee holds discussions with management in attendance to ensure that the Compensation Committee makes fully informed recommendations with respect to compensation matters that affect the Corporation’s operations and shareholder returns. Finally, the Corporation’s Chief Executive Officer participates in deliberations of the Compensation Committee on an ex-officio, non-voting basis, but does not participate during, or attend, deliberations concerning his own compensation. No member of management was present during the portion of any Compensation Committee meeting at which the Compensation Committee made determinations regarding such named executive officer’s compensation.

Role of the Compensation Consultant. The Compensation Committee utilizes the support of outside compensation experts in establishing the policies, programs, and levels of executive compensation. In 2023, the Compensation Committee engaged Pearl Meyer & Partners, LLC (Pearl Meyer) to:

●	Review and provide feedback on Proxy Statement disclosures;
●	Review and update the compensation peer group, as appropriate, and provide updates on peer group earnings performance;
●	Assess the competitiveness of the executives’ total compensation opportunities; and
●	Review non-employee director compensation structure.

In their role as the Corporation’s outside advisor, Pearl Meyer also responds to questions from the Compensation Committee and attends meetings as requested. Pearl Meyer reports directly to the Compensation Committee and, as directed by the Compensation Committee, works with management in support of the Committee. Pearl Meyer performed no services outside of those related to executive and director compensation for the Corporation in 2023. The Compensation Committee assessed the independence of Pearl Meyer and believes they are an independent advisor pursuant to the rules and standards promulgated by the SEC and NASDAQ.

Role of Market Data/External Comparison. Annually, the Committee asks its independent compensation consultant to review proxy disclosures and survey sources on national and regional compensation practices within the Corporation’s industry group, focusing on pay levels and practices among community banking institutions based in the Mid-Atlantic Region. For the 2023 program planning review conducted in 2022, the independent compensation consultant applied the following filters in developing a recommended group of institutions to serve as the Corporation’s peer group (the “2023 Peer Group”):

●	included publicly traded commercial banks, and excluded thrifts, mutual holding companies and private banks; all institutions selected are traded on NASDAQ, NYSE or NYSE American;
●	included banking institutions with asset size ranging from approximately 0.5 to 2.5 times the Corporation’s asset size that were headquartered in Pennsylvania, New Jersey, New York, Maryland, West Virginia, and Ohio; and
●	excluded banking institutions with no Trust Assets Under Management, except for a few companies who had been included in the prior year’s peer group.

Based on these criteria, the following 20 institutions were selected for inclusion in the 2023 Peer Group:

ACNB Corporation	Civista Bancshares, Inc.	Franklin Financial Services Corporation	Penns Woods Bancorp, Inc.
AmeriServ Financial, Inc.	CNB Financial Corporation	LCNB Corp.	Peoples Financial Services Corp.
Arrow Financial Corporation	Codorus Valley Bancorp, Inc.	Mid Penn Bancorp, Inc.	SB Financial Group, Inc.
Chemung Financial Corporation	Fidelity D&D Bancorp, Inc.	Norwood Financial Corp.	Shore Bancshares, Inc.
Citizens Financial Services, Inc.	First United Corporation	Orrstown Financial Services, Inc.	Summit Financial Group, Inc.

In addition to the custom peer group data, market data from various banking industry surveys is also utilized and reflects banks of similar asset size and region to that of the Corporation.

Program Review and Pay Decision Process. During the fourth quarter each year, the Committee (1) receives base salaries and annual and long-term incentive information on current executive compensation levels in the industry and industry program practices provided by its independent compensation consultant; (2) conducts a comprehensive review of the Corporation’s compensation program structure and provisions; and (3) considers salary and benefit adjustments and incentive awards for executives. After examining the information provided by its independent compensation consultant, the Committee determines whether (1) the content and structure of the Corporation’s compensation program is still competitive; (2) the current provisions remain consistent with the Corporation’s overall pay philosophy; and (3) the compensation program continues to support achievement of the Corporation’s business objectives.

After deciding on the program structure for the coming calendar year, the Committee examines the current compensation and benefit levels of incumbent executives in light of their continuing or changing roles in the business, the assessments of their individual performances by the Chief Executive Officer, and industry trends. The performance of the Chief Executive Officer is reviewed and appraised by the Committee, with input from all members of the Board of Directors. Based on the information gathered about each executive, the Committee formulates recommendations on possible salary adjustments for executives during the coming year. It also determines annual incentive awards for executives based on results achieved against goals and objectives defined at the beginning of the year and determines appropriate long-term incentive awards in the form of stock-based compensation. These recommendations are then presented to the full Board of Directors for consideration and approval.

As incentive awards for the current year are determined, the Committee also works with the Chief Executive Officer to construct executive performance plans for the coming year. The Committee formulates their recommendations on performance goals and award opportunities for Board consideration and approval.

The Committee may also be called upon to consider pay related decisions from time to time throughout the calendar year as executives are reassigned or new executives join the organization. In these instances, the Committee will review all aspects of the executive’s compensation, including base salary level, annual incentive opportunities, long-term incentive awards, participation in special benefit plans, and employment contract provisions, if applicable.

2023 Executive Compensation Decisions

Base Salaries. For 2023, the Compensation Committee approved annual increases in base salary ranging between 2.1% and 7.5% for each of the Named Executive Officers in recognition of each executive’s contribution and performance.

Annual Incentive Awards. The table below presents the performance criteria and the weighting of each criterion used in determining the annual incentive awards earned based upon 2023 performance for the named executive officers:

	Performance Criteria	Target Performance Result	Actual Performance Result	Criterion Weighting	Target % of Base Salary	Maximum % of Base Salary	Award % of Base Salary
J. Bradley Scovill	Corporate Earnings Performance:
	Award Matrix Result (1)	100%	97.32%	50%	17.5%	26.3%	17.0%
	Key Performance Indicators (2) Based on:
	Growth in Annual Average Deposits (3)	6.2%	(1.2)%	7.5%	2.6%	3.9%	0.0%
	Total Revenue (4)	$117.2 Million	$106.7 Million	7.5%	2.6%	3.9%	0.0%
	Efficiency Ratio (5)	61.50%	69.51%	7.5%	2.6%	3.9%	0.0%
	Total Wealth Management Revenue (6)	$9.7 Million	$9.3 Million	7.5%	2.6%	3.9%	1.4%
	Individual Performance (7)			20%	7.0%	10.5%	7.0%
	Totals				35.0%	52.5%	25.4%

Mark A. Hughes	Corporate Earnings Performance:
	Award Matrix Result (1)	100%	97.32%	50%	15.0%	22.5%	14.6%
	Key Performance Indicators (2) Based on:
	Growth in Annual Average Deposits (3)	6.2%	(1.2)%	7.5%	2.3%	3.4%	0.0%
	Total Revenue (4)	$117.2 Million	$106.7 Million	7.5%	2.3%	3.4%	0.0%
	Efficiency Ratio (5)	61.50%	69.51%	7.5%	2.3%	3.4%	0.0%
	Total Wealth Management Revenue (6)	$9.7 Million	$9.3 Million	7.5%	2.3%	3.4%	1.2%
	Individual Performance (7)			20%	6.0%	9.0%	7.5%
	Totals				30.0%	45.0%	23.3%

Harold F. Hoose, III	Corporate Earnings Performance:
	Award Matrix Result (1)	100%	97.32%	45%	13.5%	20.3%	13.1%
	Key Performance Indicators (2) Based on:
	Growth in Annual Average Deposits (3)	6.2%	(1.2)%	10%	3.0%	4.5%	0.0%
	Total Revenue (4)	$117.2 Million	$106.7 Million	15%	4.5%	6.8%	0.0%
	Efficiency Ratio (5)	61.50%	69.51%	10%	3.0%	4.5%	0.0%
	Total Wealth Management Revenue (6)	$9.7 Million	$9.3 Million	10%	3.0%	4.5%	1.6%
	Individual Performance (7)			10%	3.0%	4.5%	3.8%
	Totals				30.0%	45.0%	18.5%

Blair T. Rush	Corporate Earnings Performance:
	Award Matrix Result (1)	100%	97.32%	45%	11.3%	16.9%	11.0%
	Key Performance Indicators (2) Based on:
	Growth in Annual Average Deposits (3)	6.2%	(1.2)%	11.25%	2.8%	4.2%	0.0%
	Total Revenue (4)	$117.2 Million	$106.7 Million	11.25%	2.8%	4.2%	0.0%
	Efficiency Ratio (5)	61.50%	69.51%	11.25%	2.8%	4.2%	0.0%
	Total Wealth Management Revenue (6)	$9.7 Million	$9.3 Million	11.25%	2.8%	4.2%	1.5%
	Individual Performance (7)			10%	2.5%	3.8%	2.5%
	Totals				25.0%	37.5%	15.0%

Stan R. Dunsmore	Corporate Earnings Performance:
	Award Matrix Result (1)	100%	97.32%	45%	11.3%	16.9%	11.0%
	Key Performance Indicators (2) Based on:
	Growth in Annual Average Deposits (3)	6.2%	(1.2)%	10%	2.5%	3.8%	0.0%
	Total Revenue (4)	$117.2 Million	$106.7 Million	15%	3.8%	5.6%	0.0%
	Efficiency Ratio (5)	61.50%	69.51%	10%	2.5%	3.8%	0.0%
	Total Wealth Management Revenue (6)	$9.7 Million	$9.3 Million	10%	2.5%	3.8%	1.3%
	Individual Performance (7)			10%	2.5%	3.8%	3.1%
	Totals				25.0%	37.5%	15.4%

(1)	The Corporate Earnings Performance award was calculated based upon achievement of annual return on average equity (Core ROAE) as a percentile ranking compared to Peer Group Performance. The Peer Group included all publicly traded commercial banks and thrifts within MD, NJ, NY, OH, PA and WV with total assets between 0.5 and 2.0 times the Corporation (“CZNC”) as of September 30, 2023. The chart below was used to determine the incentive opportunity percentage of base salary from which a participant’s cash incentive award would be paid:

	Threshold	Target	Maximum	Actual
Relative ROAE Rank vs. Peers	25th percentile	50th percentile	75th percentile	49th percentile
				CZNC Core 2023 ROAE: 11.41%
				Peer Group:
				Average: 11.57%
				Median: 11.76%

Corporate Payout	33%	100%	150%	97.32%

The decision to use an ROAE rank against Peer Group of 25th percentile to establish the minimum performance standard for a payout, and an ROAE rank against Peer Group of 50th percentile to establish a payout at 100% of Target, recognized that the Corporation’s equity capital, as a percentage of assets, is significantly higher than the peer average. An indicator of the Corporation’s higher-than-Peer average equity capital is that although the Corporation’s twelve months ended September 30, 2023 Core ROAE rank was the 49th percentile compared to the twelve months ended September 30, 2023 Peer Group results, the Corporation’s adjusted (Core) return on average assets of 1.16% was the 71st percentile ranking compared to Peer Group results.

For purposes of comparing the Corporation’s Core ROAE and ROAA to peer group results, the Corporation’s earnings as determined under U.S. Generally Accepted Accounting Principles (U.S. GAAP) were adjusted to eliminate amounts the Committee determined to be based on “extraordinary occurrences,” as described in the 2023 Annual Incentive Award Plan document. Reconciliation of the Corporation’s earnings for the twelve months ended September 30, 2023 under U.S. GAAP to the non-GAAP earnings amount used in the incentive award calculation is as follows:

			Annualized		Annualized
			Core		Core
			Return on		Return on
	Net	Average	Average	Average	Average
(Dollars in Thousands)	Income	Equity	Equity	Assets	Assets
Net Income	$27,666	$248,215	11.15%	$2,443,584	1.13%
Add: Amortization of Core Deposit Intangibles (a)	330
Add: Broker Dealer Conversion Expense (b)	307
Less: Net Gains on Available-for-sale Debt Securities (c)	(4)
Less: Net Gains on Marketable Equity Security (d)	(23)
Totals	$28,276	$248,215	11.39%	$2,443,584	1.16%
Totals Used for Performance Evaluation (e)			11.41%		1.16%

(a)	Pre-tax amortization of core deposit intangibles totaled $416,000. Income tax has been allocated at the Corporation’s marginal tax rate of 21%.

(b)	Pre-tax expense was $389,000 on conversion costs related to a change in wealth management platform for providing brokerage and investment advisory services. Income tax has been allocated at the Corporation’s marginal tax rate of 21%.

(c)	Pre-tax realized gains on securities totaled $5,000. Income tax has been allocated to the net gains at the Corporation’s marginal tax rate of 21%.

(d)	The pre-tax gain on marketable equity security totaled $29,000. Income tax has been allocated to the net gain at the Corporation’s marginal tax rate of 21%.

(e)	The annualized Core ROAE of 11.41% used for performance evaluation differs slightly from the amount calculated as shown above because the 11.41% result was calculated by S&P Capital based on the simple average of the 4 quarterly average Core ROAE amounts consistent with S&P Capital’s calculation of the peer group’s Core ROAE.

(2)	Certain performance measurements were identified by the Corporation as 2023 Key Performance Indicators (“KPIs”). In order for the NEOs to have the opportunity to earn the incentive award amounts indicated in the table for each KPI, the Corporation had to first meet certain risk management requirements as measured by specific Key Risk Indicators (“KRIs”). The KRIs functioned as a pass/fail mechanism. As of September 30, 2023, if the Corporation’s Total Summary KRI Value were to fall outside of the middle range of possible values, or if the risk rating for any individual category were at an elevated level, the NEOs would have been ineligible for an incentive award based on the KPIs. As of September 30, 2023, the Total KRI Summary Value and values for each risk category were at acceptable levels. Accordingly, the NEOs were eligible for incentive awards based on the KPIs.

(3)	For purposes of this KPI, annual average deposits includes the Corporation’s total deposits except for brokered deposits. The target award criterion for growth in annual average deposits was a 6.2% growth rate over annual average core deposits in 2022 of $1.947 billion. Total average annual deposits in 2023 was $1.925 billion, or a 1.2% reduction from the 2022 average.

(4)	Total revenue was calculated based on the Corporation’s consolidated financial results for 2023, including the sum of: (a) total net interest income (including income from tax-exempt securities and loans on a fully-taxable equivalent basis) and (b) noninterest income excluding realized losses on available-for-sale debt securities and enhancement fee income on purchase of Bank-Owned Life Insurance (BOLI). The target award criterion of $117.2 million was 7.7% higher than the corresponding total revenue for 2022 and was based on 100% of the Corporation’s 2023 budgeted total. Actual revenue for 2023 totaled $106.7 million, or 91.0% of the target amount.

(5)	The Efficiency Ratio was calculated based on the Corporation’s consolidated financial results for 2023, by dividing: (a) total noninterest expense by (b) the sum of net interest income (including income from tax-exempt securities and loans on a fully-taxable equivalent basis) and noninterest income excluding realized losses on available-for-sale debt securities and enhancement fee income on purchase of BOLI.

(6)	Wealth Management Group revenue was based on comparison of total revenue from trust and brokerage services and from insurance commissions received as a result of efforts by employees within that group. The target award criterion amount was 4.1% higher than the corresponding total revenue for 2022 and was based on the Corporation’s 2023 budgeted total. The threshold award criterion amount was established based on achieving at least 95% of the target amount. Actual revenue for 2023 totaled 96.5% of the target amount.

(7)	The Individual Performance awards were based on each individual’s overall performance evaluation.

Mr. Scovill recommended the Individual Performance awards for the other NEOs, and after discussion of the performance criteria for each individual, the recommended awards were approved by the Compensation Committee and ratified by the Board of Directors.

Mr. Scovill’s Individual Performance award was determined by the Board of Directors, based on recommendation of the Compensation Committee, and based on assessment of Mr. Scovill’s contributions to overall corporate performance.

Long-term Performance Incentives. As a part of our annual compensation review process, we worked with our outside Compensation Consultant in 2022 to review pay opportunities relative to market and used those results to make changes/pay decisions for 2023. As a result of this review, the Committee elected to grant equity awards, including time-based and performance-based awards in January 2023. The awards are as follows:

Name	Title	2022 Base Salary	LTI Award as % of Base Salary	Grant Date Fair Value of LTI Awards	Grant Date	Grant Date Share Price	# of Shares Granted (1)
J. Bradley Scovill	Chief Executive Officer	$535,000	24.7%	$132,301	1/31/2023	$23.35	5,666
Mark A. Hughes	EVP and Chief Financial Officer	$315,000	16.5%	$51,930	1/31/2023	$23.35	2,224
Harold F. Hoose, III	EVP and Chief Revenue Officer	$284,000	20.6%	$58,515	1/31/2023	$23.35	2,506
Blair T. Rush	EVP and Region President	$289,000	16.5%	$47,634	1/31/2023	$23.35	2,040
Stan R. Dunsmore	EVP and Chief Credit Officer	$243,000	16.5%	$40,045	1/31/2023	$23.35	1,715

(1) As described above, all of the awards granted to NEOs in 2023 consisted of 50% RSAs and 50% PRSAs, vesting over a three-year period.

Consideration of Say-On-Pay Advisory Vote

At our 2023 annual meeting of shareholders, approximately 87% of our shareholders who voted on the “say-on-pay” proposal (excluding broker non-votes and abstentions) approved the compensation we pay to our named executive officers. The Compensation Committee believes that the shareholder vote reflects fundamental support for our compensation philosophy. Accordingly, we have not modified our practices or philosophy as a result of the 2023 advisory vote.

The Corporation’s current practice is to conduct a say-on-pay advisory vote each year. The Compensation Committee values the opinions of shareholders and carefully evaluates the say-on-pay advisory vote results when determining future compensation.

Risk Management

We do not believe that the Corporation’s compensation programs and practices present any risks that are reasonably likely to have a material adverse effect on the Corporation.

The Committee believes that the direct compensation components of the executive compensation program—salary, annual incentive opportunities, equity grants—are reasonable, competitive and approximate the median of prevailing industry practices. The Committee intends to maintain the current leveraged approach to total compensation, directly tying a significant portion of an executive’s total earnings to achievements against goals and objectives approved by the Board of Directors, while balancing the approach with appropriate controls to ensure that management is not incented to take excessive risks.

Recoupment Policy

The Corporation has an executive compensation recoupment policy pursuant to which annual cash bonuses, stock-based awards, performance-based compensation and other forms of cash or equity compensation other than salary paid to executive officers are subject to a "clawback" pursuant to the recoupment policy in the event the Corporation is required to restate its audited financial statements due to material non-compliance with financial reporting requirements under the securities laws. This policy aligns with the new Nasdaq listing standards regarding “clawback” policies.

Executive Compensation Tables

The following tables set forth for the fiscal years ended December 31, 2023, 2022 and 2021, the compensation which the Corporation and its subsidiaries paid to its named executive officers.

Summary Compensation Table

The following table contains information with respect to annual compensation for services in all capacities to the Corporation and the Bank for the fiscal year ended December 31, 2023, with comparative information for 2022 and 2021, of those persons who were, (i) the Chief Executive Officer, (ii) the Chief Financial Officer and (iii) the other three most highly compensated executive officers other than the Chief Executive Officer and the Chief Financial Officer to the extent such person’s total compensation exceeded $100,000 (collectively, the “named executive officers”):

							Change in
							Pension Value
							and
						Non-Equity	Nonqualified	All
				Stock	Option	Incentive Plan	Deferred Plan	Other
Name and		Salary	Bonus(1)	Awards(2)	Awards(3)	Compensation(4)	Compensation(5)	Compensation(6)	Total
Principal Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
J. BRADLEY SCOVILL	2023	575,000	0	132,301	0	146,168	0	372,118	1,225,587
President and	2022	535,000	0	224,429	0	62,942	0	265,749	1,088,120
Chief Executive Officer	2021	498,750	0	213,754	0	186,929	0	209,760	1,109,193

MARK A. HUGHES	2023	332,500	500	51,930	0	77,436	0	92,850	555,216
Executive Vice President	2022	315,000	500	89,997	0	33,000	0	78,804	517,301
and Chief Financial Officer	2021	300,000	500	87,007	0	91,877	0	68,691	548,075

HAROLD F. HOOSE, III	2023	300,000	500	58,515	0	55,429	0	69,471	483,915
Executive Vice President	2022	284,000	500	100,405	0	30,000	0	64,400	479,305
and Chief Revenue Officer	2021	267,450	500	91,872	0	89,027	0	59,829	508,978

BLAIR RUSH	2023	295,000	500	47,634	0	44,065	0	53,222	440,421
Executive Vice President	2022	289,000	500	83,491	0	20,000	0	51,024	444,015
and Region President	2021	275,000	500	15,475	0	72,931	0	49,185	413,091

STAN R. DUNSMORE	2023	256,000	500	40,045	0	39,416	17,009	81,608	434,578
Executive Vice President	2022	243,000	500	69,581	0	21,000	0	78,249	412,330
and Chief Credit Officer	2021	232,000	500	66,907	0	62,833	0	69,746	431,986

(1)  The bonus amounts were paid pursuant to discretionary “holiday awards” that were paid in December of each year to essentially all employees except the Chief Executive Officer.

(2)  The grant date fair market value of stock awards is computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (the “ASC”) topic 718, “Compensation—Stock Compensation,” excluding the effect of estimated forfeitures. The value used for restricted stock awards is based on the market value of the stock at the grant date. The amounts shown in the “Stock Awards” column equal the values of restricted stock awards determined based on the average of the high and low stock price at each grant date. For 2023, the value as of the January 31, 2023 grant date was $23.35 per share. In 2022, the value as of the January 31, 2022 grant date was $25.02 per share. In 2021, the value as of the grant date for the January 29, 2021 awards was $20.02 per share.

Restricted stock awards to NEOs under the Stock Incentive Plan in 2023, 2022 and 2021 provided for vesting over a three-year term, with vesting for half of the shares dependent on satisfactory performance (time vesting) and vesting for half of the shares based on time vesting and upon the Corporation meeting an ROAE (one-sixth of the total shares awarded) and ROAA (one-sixth of the total shares awarded) performance ratio, as defined. In 2023, the Corporation met the performance conditions defined in the applicable awards. In 2022, the Corporation did not meet the performance conditions; accordingly, in the first quarter 2023, the following forfeitures occurred: Mr. Scovill – 4,983 shares; Mr. Hughes – 2,041 shares; Mr. Hoose – 2,165 shares; Mr. Rush - 549 shares; and Mr. Dunsmore – 1,549 shares. In 2021, the Corporation met the performance conditions except for the performance condition included in the 2019 awards based on ROAE. Accordingly, in the first quarter 2022, the following forfeitures of restricted stock occurred: Mr. Scovill – 1,293 shares; Mr. Hughes - 559 shares; Mr. Hoose – 564 shares; and Mr. Dunsmore - 408 shares.

(3)  There were no options awarded in 2023, 2022 or 2021.

(4)  The amounts shown in the “Non-Equity Incentive Plan Compensation” column were paid pursuant to the Incentive Award Plan, which is described in the “Program Components” section of Compensation Discussion and Analysis.

(5)  The amounts shown in the column headed “Change in Pension Value and Nonqualified Deferred Plan Compensation” are attributable to Mr. Dunsmore’s participation in the Citizens Trust Company Pension Plan, a defined benefit pension plan. This plan covers certain employees who were employed by Citizens Trust Company on December 31, 2002, when the plan was amended to discontinue admittance of any future participants and to freeze benefit accruals. The Corporation acquired Citizens Bancorp, Inc. and its wholly-owned subsidiary, Citizens Trust Company, effective May 1, 2007. Mr. Dunsmore is the only Named Executive Officer who is a participant in this plan. In 2023, Mr. Dunsmore’s present value of accumulated benefit increased by $17,009 and is include in the Summary Compensation Table. In 2022 and 2021, the present value of Mr. Dunsmore’s accumulated benefit decreased; therefore, a value of $0 is include in the Summary Compensation Table for those years. The discount rate used to calculate the present value of accumulated plan benefit was 4.80% at December 31, 2023, 5.05% at December 31, 2022 and 2.60% at December 31, 2021.

(6)  Amounts shown as “All Other Compensation” include the following:

ALL OTHER COMPENSATION TABLE

		Employer
		Contributions	Employer	Employer
		to the	Contributions	Contributions to	Dollar Value of
		Employee	to the 401 (k)	the Supplemental	Insurance Premium	Dividends	Perquisites
		Stock	Employee	Executive	paid for Group-	Paid on	and Other
		Ownership	Savings	Retirement	Term Life and Long-	Restricted	Personal
		Plan	Plan	Plan (SERP)	Term Disability	Stock	Benefits(1)	Total
Name	Year	($)	($)	($)	($)	($)	($)	($)
J. Bradley Scovill	2023	13,200	16,500	289,639	3,980	18,103	30,696	372,118
	2022	12,200	15,250	186,799	2,748	20,636	28,116	265,749
	2021	11,600	14,500	135,143	2,388	21,737	24,392	209,760

Mark A. Hughes	2023	13,200	16,500	51,306	3,980	7,264	600	92,850
	2022	12,200	15,250	39,598	2,748	8,408	600	78,804
	2021	11,600	14,500	30,591	2,388	9012	600	68,691

Harold F. Hoose, III	2023	13,200	16,500	23,523	2,833	7,972	5,443	69,471
	2022	12,200	15,250	19,300	2,032	9,002	6,616	64,400
	2021	11,600	14,500	16,499	1,197	9,362	6,672	59,830

Blair T. Rush	2023	12,980	16,225	-	3,980	6,250	13,787	53,222
	2022	12,200	15,250	-	2,748	7,639	13,187	51,024
	2021	11,600	14,500	-	2,341	7,818	12,926	49,185

Stan R. Dunsmore	2023	11,100	13,875	45,636	4,805	5,592	600	81,608
	2022	12,200	15,250	39,198	4,578	6,423	600	78,249
	2021	11,600	14,500	32,810	3,448	6,788	600	69,746

(1)	Perquisites and other personal benefits include the estimated personal use portion of the cost of a company-supplied automobile and personal reimbursement for cell phones and club memberships, which were used primarily, but not exclusively, for business purposes.

Grants of Plan-Based Awards

The following table sets forth information concerning awards granted to the named executive officers for the year ended December 31, 2023 under the 1995 Stock Incentive Plan.

Grants of Plan-Based Awards

			Estimated Future Payouts Under Non-Equity Incentive Awards (a)			Estimated Future Payouts Under Equity Incentive Plan Awards (b)
		Board/							Grant Date
		Committee							Fair Value of
	Grant	Action	Threshold	Target	Maximum	Threshold	Target	Maximum	Stock
Name	Date	Date	$	$	$	#	#	#	Awards ($) (b)
J. Bradley Scovill	1/31/2023	1/19/2023	67,103	201,250	301,875	2, 291	6,874	10,310	132,301
Mark A. Hughes	1/31/2023	1/19/2023	33,250	99,750	149,625	913	2,698	4,047	51,930
Harold F. Hoose	1/31/2023	1/19/2023	30,000	90,000	135,000	1,013	3,041	4,561	58,515
Blair T. Rush	1/31/2023	1/19/2023	24,574	73,750	110,625	838	2,475	3,713	47,634
Stan R. Dunsmore	1/31/2023	1/19/2023	21,325	64,000	96,000	705	2,081	3,121	40,045

(a)	Compensation opportunities under the Corporation’s Annual Incentive Award were established based on a percentage of 2023 base salary as recommended by the Compensation Committee and approved by the Board of Directors on January 19, 2023. Additional information related to the Annual Incentive Award Plan, including the performance criteria and amounts awarded for 2023 (expressed as a percentage of 2023 base salary), are provided in the Compensation Discussion and Analysis section of this proxy statement.

(b)	The grant date fair market value of stock awards is computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (the “ASC”) topic 718, “Compensation—Stock Compensation.” The value used for restricted stock awards is based on the market value of the stock at the grant date, with no assumed forfeitures. The market value per share of the January 31, 2023 awards is $23.35.

Restricted stock awards to NEOs under the Stock Incentive Plan in 2023 provide for vesting over a three-year term, with vesting for half of the shares dependent on satisfactory performance (time vesting) and vesting for half of the shares based on time vesting and upon the Corporation’s attainment of earnings-based performance-based standards, based on the following criteria:

●	Release of 50% (one-sixth of the total shares awarded) each year based on the Corporation achieving a percent ranking of at least 35% of the Core Return on Average Equity (ROAE) within a defined peer group of bank holding companies and thrifts for the defined measurement period as determined by the Compensation Committee.

●	Release of 50% (one-sixth of the total shares awarded) each year based on the Corporation achieving a percent ranking of at least 65% of the Core Return on Average Assets (ROAA) within a defined peer group of bank holding companies and thrifts for the defined measurement period as determined by the Compensation Committee.

In 2023, the Corporation met the performance conditions defined in the awards.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information with respect to non-vested stock awards as of December 31, 2023 for the named executive officers. There were no outstanding stock option awards for the named executive officers as of December 31, 2023.

	Stock Awards
		Market
	Number of	Value of
	Shares or	Shares or
	Units of	Units of
	Stock	Stock
	That Have	That Have
	Not Vested	Not Vested
Name	(#)	($)
J. Bradley Scovill	15,205	$341,048

Mark A. Hughes	6,070	$136,150

Harold F. Hoose, III	6,710	$150,505

Blair T. Rush	4,495	$100,823

Stan R. Dunsmore	4,683	$105,040

Option Exercises and Stock Vested

The following table sets forth information concerning the exercise of stock options granted, and the value realized on the vesting of restricted stock, during 2023 for each of the named executive officers.

	Option Awards		Stock Awards

	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	On Vesting
Name	(#)	($)	(#)	($)
J. Bradley Scovill	-	-	4,518	106,602
Mark A. Hughes	-	-	1,847	43,580
Harold F. Hoose, III	3,521	5,722	1,968	46,435
Blair T. Rush	-	-	3,320	67,772
Stan R. Dunsmore	-	-	1,406	33,175

Pension Benefits

The following table sets forth information with respect to pension benefits for the fiscal year ended December 31, 2023 for each of the named executive officers.

Payments
			Present Value	During
		Number of Years	of Accumulated	Last Fiscal
		Credited Service	Benefit	Year
Name	Plan Name	(#)	($)(2)	($)
Stan R. Dunsmore	Citizens Trust Company Pension Plan (1)	18.5	$214,475	$0

(1)	Mr. Dunsmore is a participant in the Citizens Trust Company Pension Plan, a tax-qualified defined benefit plan. This plan covers certain employees who were employed by Citizens Trust Company on December 31, 2002, when the plan was amended to discontinue admittance of any future participant and to freeze benefit accruals. The Corporation acquired Citizens Bancorp, Inc. and its wholly-owned subsidiary, Citizens Trust Company, effective May 1, 2007.

(2)	The present value of accumulated benefit is presented as of December 31, 2023, which is the measurement date the Corporation uses for financial reporting purposes.

CEO Pay Ratio

The SEC requires disclosure of the ratio of the median employee’s annual total compensation to the total compensation of the principal executive officer (“PEO”). This ratio is commonly referred to as the “CEO Pay Ratio.” The Corporation’s PEO is Mr. Scovill, the President and Chief Executive Officer (“CEO”).

For 2023, the annual total compensation of our CEO was 20.7 times that of the Corporation’s median employee, based on annual total compensation of $1,225,587 for Mr. Scovill and $59,125 for the median employee, detailed as follows:

	President	Median
	and CEO	Employee
Salary	$575,000	$53,960
Bonus	-	500
Stock Awards	132,301	-
Non-Equity Incentive Plan
Compensation	146,168	-
All Other Compensation	372,118	4,665
Total	$1,225,587	$59,125

The median employee was identified using a listing of all employees as of December 31, 2023 and calculating the median amount of total 2023 compensation as it would be reported based on the IRS instructions for Box 5, Medicare wages and tips. Actual amounts reported on Box 5 for 2023 were used for all employees who were employed throughout the entire year. We further annualized pay for those individuals not employed for a full year in 2023. As applicable, compensation reported on Box 5 included the amount paid in 2023 for salary, bonus, dividends on restricted stock and non-equity incentive plan (cash) awards, along with any amount deferred by the employee to the Savings & Retirement Plan (a 401(k) plan) and the imputed value of the cost of group term life insurance and certain perquisites. Compensation reported on Box 5 also included any amounts that vested in 2023 for SERP benefits and for stock awards (based on the market value of the stock on the vesting date). Compensation deferred at the election of the Corporation’s officers, and the amount of employer contributions to the ESOP and Savings & Retirement Plan, were excluded from Box 5.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Pay Versus Performance

The SEC has adopted rules requiring disclosure of the relationship between executive compensation and financial performance. Consistent with these rules, the Corporation (“CZNC”) is disclosing the information presented in this “Pay Versus Performance” section. The Corporation’s process for evaluating executive compensation is described in the Compensation Discussion and Analysis section of this proxy statement.

The following table sets forth summary information concerning executive compensation for each of the last four years.

Pay Versus Performance

For the Years Ended December 31, 2023, 2022, 2021 and 2020

					Value of Initial Fixed $100 Investment on 12/31/2019 Based on:
Year	Summary Compensation Table Total for PEO ($)	Compensation Actually Paid to PEO ($)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers ($)	Average Compensation Actually Paid to Non-PEO Named Executive Officers ($)	Total Shareholder Return ($)	Peer Group Total Shareholder Return ($)	Net Income ($)	Core Return on Average Equity
2023	1,225,587	1,219,593	478,533	469,811	97.39	106.87	24,148,000	10.35%
2022	1,088,120	915,313	463,238	404,421	93.91	110.67	26,618,000	10.20%
2021	1,109,193	1,203,089	475,533	514,543	102.47	132.19	30,554,000	10.27%
2020	1,045,911	952,598	488,880	437,791	74.23	92.50	19,222,000	9.85%

Mr. Scovill, the CEO, was the PEO in each of the four years presented in the table above. The non-PEO named executive officers included in table above are the same individuals listed for each year in the Summary Compensation Table.

The index values shown in the table above are market-weighted dividend-reinvestment numbers, which measure the total return for investing $100.00 four years ago. The Peer Group Total Shareholder Return amounts are determined based on the NASDAQ Bank Index.

A reconciliation of Summary Compensation Table Total amounts to amounts described as “Actually Paid” for each year in the Pay Versus Performance table above is presented in the following table.

						Add: Change in		Less: Fair Value
					Add: Fair Value	Fair Value of		at End of Prior
				Less: Stock	at Year-end of	Awards	Add: Change in	Year of any
				Awards from	Stock Awards	Granted in	Fair Value of	Awards
				Summary	Granted	any	Shares that	Granted
				Compensation	During the	Prior Year	Vested as of	in a Prior Year
				Table	Year that are	that are	the Vesting	that Failed to
		Summary	Less:	Valued	Outstanding	Outstanding	Date as	Meet Vesting	Total
		Compensation	Change in	Based on	and Unvested	and Unvested	Compared	Conditions	Compensation
		Table	Pension	Fair Value at	at the End	at the End	to the End of	in the	Actually
	Year	Total	Value	Grant Date	of the Year	of the Year	the Prior Year	Covered Year	Paid
PEO	2023	1,225,587	-	132,301	127,088	(4,102)	3,321	-	1,219,593
	2022	1,088,120	-	224,429	170,879	(21,457)	(6,693)	91,107	915,313
	2021	1,109,193	-	213,754	278,883	45,198	9,222	25,653	1,203,089
	2020	1,045,911	-	196,638	175,723	(52,243)	(1,905)	18,250	952,598
AVERAGE OF	2023	478,533	4,252	49,531	47,580	(1,448)	(1,071)	-	469,811
	2022	463,238	-	85,869	65,197	(8,644)	(3,198)	26,303	404,421
NON-PEO	2021	475,533	-	65,315	85,217	21,041	5,662	7,594	514,543
NEOs	2020	488,880	14,535	76,024	67,939	(20,526)	(738)	7,204	437,791

Notes:

1.	There was no pension service cost or prior service cost in the years included in the table.

2.	There were no stock awards that were granted and vested in the same year.

3.	There were no modifications to stock-based awards during the years included in the table.

4.	The valuation assumptions used to calculate equity award fair values did not materially differ from those used at the time of grant.

5.	There were no other earnings paid on stock or option awards in the covered fiscal years prior to the vesting dates that were not otherwise included in total compensation.

The Corporation has selected Core Return on Average Equity (Core ROAE) as its “Company-Selected Measure,” meaning the most important measure the Corporation used in linking compensation actually paid in 2023 to company performance. The Corporation’s calculations of Core ROAE reflect adjustments to earnings determined based on U.S. GAAP to eliminate amounts identified as “extraordinary occurrences” as described in the 2023 Annual Incentive Plan Award document. Reconciliation of the Corporation’s earnings under U.S. GAAP to the non-GAAP earnings amount included in Core ROAE for each year included in the Pay Versus Performance table is presented in the following table. Income tax has been allocated based on a marginal income tax rate of 21%, adjusted for the nondeductible portion of merger expenses.

	Year Ended December 31, 2023				Year Ended December 31, 2022
	Income			Diluted	Income			Diluted
	Before			Earnings	Before			Earnings
	Income	Income		per	Income	Income		per
	Tax	Tax	Net	Common	Tax	Tax	Net	Common
(Dollars In Thousands, Except Per Share Data)	Provision	Provision	Income	Share	Provision	Provision	Income	Share
Earnings Under U.S. GAAP	$30,483	$6,335	$24,148	$1.57	$32,350	$5,732	$26,618	$1.71
Add: Amortization of Core Deposit Intangibles	408	86	322		439	92	347
Net Realized Losses (Gains) on Available-for-Sale Debt Securities	3,036	638	2,398		(20)	(4)	(16)
Net (Gain) Loss on Marketable Equity Security	(12)	(3)	(9)		112	24	88
Tax charge on surrender of BOLI	0	(950)	950		0	0	0
Enhancement Fee Related to Purchase of BOLI	(2,100)	0	(2,100)		0	0	0
Adjusted Earnings (Non-U.S. GAAP)	$31,815	$6,106	$25,709	$1.67	$32,881	$5,844	$27,037	$1.73
Average Equity			$248,494				$265,093
Core Return on Average Equity			10.35%				10.20%

	Year Ended December 31, 2021				Year Ended December 31, 2020
	Income			Diluted	Income			Diluted
	Before			Earnings	Before			Earnings
	Income	Income		per	Income	Income		per
	Tax	Tax	Net	Common	Tax	Tax	Net	Common
(Dollars In Thousands, Except Per Share Data)	Provision	Provision	Income	Share	Provision	Provision	Income	Share
Earnings Under U.S. GAAP	$37,687	$7,133	$30,554	$1.92	$23,212	$3,990	$19,222	$1.30
Add: Merger-Related Expenses	0	0	0		7,708	1,574	6,134
Add: Loss on Prepayment of Borrowings	0	0	0		1,636	344	1,292
Add: Amortization of Core Deposit Intangibles	535	112	423		540	113	427
Less: Gain on Sale of Land	(46)	(10)	(36)		0	0	0
Net Realized Gains on Available-for-Sale Debt Securities	(24)	(5)	(19)		(169)	(35)	(134)
Net Loss on Marketable Equity Security	29	6	23		(21)	(4)	(17)
Adjusted Earnings (Non-U.S. GAAP)	$38,181	$7,236	$30,945	$1.95	$32,906	$5,982	$26,924	$1.81
Average Equity			$301,226				$273,351
Core Return on Average Equity			10.27%				9.85%

The following table presents a description of the relationship between compensation amounts actually paid to the PEO and the average compensation amounts paid to the non-PEO named executive officers to the Corporation’s Total Shareholder Return (“TSR”) and the Peer Group TSR. In the table that follows, TSR measures return to an investor for a $100 investment in CZNC or the Peer Group at December 31, 2019 and reflects reinvestment of all dividends. The Total Shareholder Return amounts in the graph below reflect the values described in the “Pay Versus Performance” table on page 35.

Compensation Actually Paid vs. CZNC and Peer Group Total Shareholder Return
$1,400,000
$1,200,000
$1,000,000
$800,000
$600,000
$400,000
$200,000
$0
Compensation ($)
$140
$120
$100
$80
$60
$40
$20
$0
Total Shareholder Return on $100 Invested on 12/31/2019
2020
2021
2022
2023
Compensation Actually Paid to PEO
Average Compensation Actually Paid to Non-PEO Named Executive Officers
Citizens & Northern Corporation Total Shareholder Return
Peer Group Total Shareholder Return

The following table presents a description of the relationship between compensation amounts actually paid to the PEO and the average compensation amounts paid to the non-PEO named executive officers to the Corporation’s net income.

Compensation Actually Paid vs. Net Income
$1,400,000
$1,200,000
$1,000,000
$800,000
$600,000
$400,000
$200,000
$0
Compensation ($)
$35,000,000
$30,000,000
$25,000,000
$20,000,000
$15,000,000
$10,000,000
$5,000,000
$0
Net Income ($)
2020
2021
2022
2023
Compensation Actually Paid to PEO
Average Compensation Actually Paid to Non-PEO Named Executive Officers
Citizens & Northern Corporation Net Income

The following table presents a description of the relationship between compensation amounts actually paid to the PEO and the average compensation amounts paid to the non-PEO named executive officers to Core ROAE, which is the Corporation’s Company-Selected Measure as described above. In the table, Core ROAE is based on the Corporation’s results for the calendar years ended December 31, 2020 through 2023. In contrast, the Non-Equity Incentive Award amounts included in Compensation Actually Paid were based on the Corporation’s results as compared to results for a defined peer group for the 12-month periods ended September 30 of each year included in the table.

A list of performance measures the Corporation considers the most important inputs for linking executive compensation with financial performance is as follows:

1.	Core Return on Average Equity (as described above)

2.	Core Return on Average Assets

3.	Growth in Average Deposits, Excluding Brokered Deposits

4.	Total Revenue

5.	Efficiency Ratio

6.	Total Wealth Management Revenue

Each of these performance measures is described in detail in the Compensation Discussion and Analysis section.

Employment Agreements

The Corporation and the Bank have entered into employment agreements with Mr. Scovill, Mr. Hughes, Mr. Hoose and Mr. Rush (collectively, the “Employment Agreements”). The employment agreement with Mr. Scovill had an effective date of March 2, 2015 and was subsequently amended June 26, 2017 and August 24, 2018. The employment agreements with Mr. Hughes and Mr. Hoose were effective September 19, 2013 and the employment agreement with Mr. Rush was effective July 1, 2020. The following summarizes the material terms of the Employment Agreements.

The employment agreement with Mr. Scovill, as amended August 24, 2018, had a three (3) year term which expired August 24, 2021 and provides that the term of the agreement shall be automatically renewed on each August 24th for successive three (3) year terms, unless either the Corporation or the executive gives written notice of nonrenewal at least 90 days prior to the next renewal date in which case this Agreement will continue in effect for a term ending two (2) years from the Annual Renewal Date immediately following such notice. Other features of the employment agreement with Mr. Scovill are included in the summary of descriptions of the Employment Agreements that follow.

The initial term of the Employment Agreement with Mr. Hughes had an initial expiration date of September 19, 2016 and provides that the term of the agreement shall be automatically renewed on each September 19th for successive three (3) year terms, unless either the Corporation or the executive gives written notice of nonrenewal at least 90 days prior to the next renewal date in which case this Agreement will continue in effect for a term ending two (2) years from the Annual Renewal Date immediately following such notice.

The Employment Agreement with Mr. Hoose had an initial expiration date of September 30, 2015 and has been extended through September 30, 2024. The Employment Agreement with Mr. Hoose provides that the term of the agreement shall be automatically extended an additional twelve (12) months, unless written notice of nonrenewal is provided no later than July 19th of each successive calendar year.

The Employment Agreement with Mr. Rush had an initial expiration date of June 30, 2023, has been extended through June 30, 2024 and shall be automatically extended an additional twelve (12) months unless either the Corporation or the executive gives written notice of nonrenewal at least 90 days prior to the renewal date.

Under the Employment Agreements, each executive is eligible to receive annual incentive payments and stock-based incentives as determined by the Compensation Committee, which may, but need not be, issued under any incentive plan maintained by the Company, and is eligible to participate in any retirement plan, deferred compensation plan, welfare benefit plan or other benefit program in which full-time employees of the Bank are eligible to participate.

The Employment Agreements also provide each executive with reimbursement of business expenses and paid vacation in accordance with Corporation or Bank policies and procedures and, with respect to Mr. Scovill, Mr. Hoose and Mr. Rush, an automobile allowance or use of a Bank owned automobile and a country club membership.

Each Employment Agreement contains customary nondisclosure and mutual non-disparagement provisions. Each Employment Agreement contains a non-competition and non-solicitation covenant, applicable within thirty-five (35) miles of any office of the Corporation or the Bank, after voluntary or involuntary termination of the executive’s employment with the Corporation and the Bank. The non-competition and non-solicitation covenant would apply after termination of employment to Mr. Scovill and Mr. Hughes for twenty-four (24) months, to Mr. Hoose for eighteen (18) months and to Mr. Rush for twelve (12) months.

Each Employment Agreement also provides that the executive may terminate his employment for “good reason” (as defined in the agreement) after notice to the Corporation or the Bank within thirty (30) days after the initial existence of the condition giving rise to the right to terminate and the failure of the Corporation or Bank to cure the situation within thirty (30) days after receipt of such notice.

Additionally, each Employment Agreement provides for a lump sum payment to the executive in the event of a termination of employment by the Corporation without “cause” (as defined in the agreement) or by the executive for “good reason” (as defined in the agreement) following a “change in control” (as defined in the agreement) or absent a change in control, such payment to be equal to the sum of the highest annual base salary earned by the executive during the immediately preceding three (3) years, plus the highest cash bonus and other incentive compensation earned with respect to one of the three preceding years, plus (for Mr. Scovill, Mr. Hughes and Mr. Hoose) the highest value of stock options and other stock incentives awarded to the executive in one of the immediately preceding three years, multiplied by a predetermined factor depending on the executive and whether the executive was terminated following a change in control. Additionally, each of the Employment Agreements provides for the continuation of the executive’s participation in the Bank’s life, disability, medical/health insurance and other welfare benefits in effect during the one (1) year period preceding the termination of employment (or a cash payment representing the value of such benefits). The factor applicable to each of the executives for purposes of determining the lump sum payment and the time period for which benefits are to be continued are set forth in the following table.

The employment agreements in effect on December 31, 2023 do not provide for an excise tax gross-up pursuant to Section 280G of the Internal Revenue Code. In the event any payments to our named executive officers would otherwise constitute a parachute payment under Section 280G of the Internal Revenue Code, the payments will be limited to the greater of (i) the dollar amount which can be paid to such named executive officer without triggering an excise tax under Section 4999 of the Internal Revenue Code or (ii) the greatest after-tax dollar amount after taking into account any excise tax incurred under Section 4999 of the Internal Revenue Code with respect to such parachute payments.

	Multiplier Factor				Benefits Continuation Period
Executive	Change in Control		Absent a Change in Control		Change in Control	Absent a Change in Control
J. Bradley Scovill	2.99	X	1.0	X	3 Years	1 Year
Mark A. Hughes	2.99	X	1.0	X	3 Years	1 Year
Harold F. Hoose, III	1.5	X	0.5	X	18 Months	6 Months
Blair T. Rush	1.5	X	1.0	X	1 Year	1 Year

Change in Control Agreement

The Corporation and Bank have entered into a Change in Control Agreement (the “Agreement”) with Mr. Dunsmore. The Change in Control Agreement provides for a lump sum severance benefit in the event that certain events take place after there is a “change in control”, as defined in the Agreement, of the Corporation, or for a period of twenty-four (24) months thereafter. The Agreement does not provide for any payment in the event that Mr. Dunsmore remains employed without material reduction in compensation or responsibilities for more than twenty-four (24) months following the change in control.

Under the Agreement, the term “termination” means the termination of Mr. Dunsmore’s employment either by the Corporation for any reason other than death, disability, or “cause”, or by him upon the occurrence of one or more of the following events: a significant change in authorities or duties; a reduction in annual salary or a material reduction in benefits; the relocation of his office to a location more than 35 miles from the location of his office immediately prior to the employment period; his inability to exercise the authorities, powers, functions or duties associated with his position; or the failure of the Corporation to obtain a satisfactory agreement from any successor to assume and agree to perform the Agreement in the same manner and extent as if no succession had taken place.

In the event of a termination, the Agreement provides severance benefits of (i) Employer-paid group medical insurance continuation premiums for a period of eighteen (18) months after the date of termination; and (ii) a lump sum payment in cash no later than thirty (30) business days after the date of termination equal to the sum of Mr. Dunsmore’s unpaid salary, accrued vacation pay and unreimbursed business expenses through and including the date of termination; and an amount equal to one times his base salary in effect immediately prior to the date of termination. The Agreement contains customary non-disclosure provisions and a twelve (12) month non-solicitation covenant following termination of employment.

The Agreement terminates each December 31 but is automatically extended for additional one-year periods unless written notice is provided by the Corporation or Employee that such party does not wish to extend the term. If a change in control occurs during the original or extended term of the Agreement, the term shall continue for a period of twenty-four (24) months and end upon the expiration of such twenty-four (24) month period.

Potential Payments upon Termination or Change in Control

The table that follows provides quantitative information regarding contracts, agreements, plans or arrangements that provide for payments to a named executive officer upon termination of employment. The table does not include information with respect to contracts, agreements, plans or arrangements to the extent they do not discriminate in scope, terms, or operation, in favor of executive officers or the Corporation and that are available generally to all salaried employees.

As of December 31, 2023:		Supplemental		Value of	Payment Under
		Executive	Health	Restricted	Split Dollar	Citizens Trust
		Retirement	and	Stock	Bank Owned	Company
		Plan	Welfare	Subject to	Life Insurance	Pension
	Cash	Benefit	Benefits	Acceleration	Programs (1)	Plan (2)
Name	($)	($)	($)	($)
Termination Due to Retirement
J. Bradley Scovill	-	1,271,506	-	-	-	-
Mark A. Hughes	-	571,795	-	-	-	-
Harold F. Hoose, III	-	243,634	-	-	-	-
Blair T. Rush	-	-	-		-
Stan R. Dunsmore	-	398,771	-	-	-	182,300

Termination Due to Disability
J. Bradley Scovill	-	1,271,506	-	-	-	-
Mark A. Hughes	-	571,795	-	-	-	-
Harold F. Hoose, III	-	243,634	-	-	-	-
Blair Rush	-	-	-	-	-
Stan Dunsmore	-	398,771	-	-	-	182,300

Termination Without Cause or for Good Reason - Before a Change in Control
J. Bradley Scovill	986,358	1,271,506	16,067	-	-	-
Mark A. Hughes	514,374	571,795	16,370	-	-	-
Harold F. Hoose, III	244,716	243,634	10,443	-	-	-
Blair Rush	551,897	-	17,189	-	-
Stan Dunsmore	-	398,771	-	-	-	182,300

Termination Due to Death
J. Bradley Scovill	-	1,271,506	-	-	-	-
Mark A. Hughes	-	571,795	-	-	-	-
Harold F. Hoose, III	-	243,634	-	-	-	-
Blair Rush	-	-	-	-	674,610
Stan Dunsmore	-	398,771	-	-	768,000	82,000

Termination Without Cause or for Good Reason - Upon or After a Change in Control
J. Bradley Scovill	2,949,210	1,271,506	48,201	341,048	-	-
Mark A. Hughes	1,537,978	571,795	49,110	136,150	-	-
Harold F. Hoose, III	734,148	243,634	31,328	150,505	-	-
Blair Rush	367,931	-	17,189	100,823
Stan Dunsmore	256,000	398,771	24,380	105,040	-	182,300

(1)	The amounts represent death benefits payable under split-dollar life insurance policies acquired by the Corporation pursuant to business combinations.

(2)	The amounts reflect the estimated lump sum value that would be paid by the Citizens Trust Company Pension Plan.

Indemnification Agreements

On April 20, 2004, the shareholders of the Corporation authorized the Corporation to enter into indemnification agreements (the “Indemnification Agreements”) with the directors of the Corporation and the Bank and certain officers of the Bank, as designated by the Board of Directors. The primary purpose of the Indemnification Agreements is to ensure the ability of the Corporation and Bank to continue to attract and retain responsible, competent and otherwise qualified directors and officers. Indemnification Agreements have been entered into with all Directors of the Bank and the Corporation, as well as the Corporation’s and Bank’s Executive Officers as named on pages 9-12.

The Indemnification Agreements provide to covered directors and officers the most advantageous of any combination of benefits under (i) the benefits provided by the Bylaws of the Corporation in effect as of the date the agreements were entered into; (ii) the benefits provided by the Bylaws, the Articles of Incorporation or their equivalent of the Corporation in effect at the time indemnification expenses are incurred by an indemnitee; (iii) the benefits allowable under Pennsylvania law in effect on the date of the agreements; (iv) the benefits allowable under the law of the jurisdiction under which the Corporation exists at the time indemnifiable expenses are incurred by an indemnitee; (v) the benefits available under a liability insurance policy obtained by the Corporation and its subsidiaries in effect on the date of the agreements; (vi) the benefits available under a liability insurance policy obtained by the Corporation and its subsidiaries, in effect at the time the indemnifiable expenses are incurred by an indemnitee; and (vii) such other benefits as are or may otherwise be available to the indemnitee.

The Corporation is not obligated to, nor has it agreed to provide funding for its obligations under the agreements. The Corporation is obligated, however, to pay its obligations under the agreements from general assets or insurance. The agreements do require the Corporation to continue to purchase D&O Coverage for so long as it is available on a commercially reasonable basis.

The indemnification available pursuant to the agreements is subject to a number of exclusions. No indemnification is required under the agreements with respect to any claim as to which it is finally proven by clear and convincing evidence in a court of competent jurisdiction that the covered person acted or failed to act with deliberate intent to cause injury to the Corporation or a subsidiary thereof or with reckless disregard for the Corporation’s best interest. The Corporation is also not required to make any payment finally determined by a court to be unlawful or any payment required under Section 16(b) of the Securities and Exchange Act of 1934, as amended. In addition, any claim (or part thereof) against an indemnitee which falls within the prohibitions of 12 C.F.R. §7.5217 (i.e., a prohibition on indemnification or insurance coverage for expenses, penalties or other payments incurred in connection with an action by a banking regulatory agency which results in a final order assessing monetary penalties or requiring affirmative action in the form of payment to the bank) is excluded from indemnification under the agreements.

Compensation of Directors

The following table summarizes the compensation paid by the Corporation and Bank to directors for the fiscal year ended December 31, 2023, other than J. Bradley Scovill who did not receive compensation as a director.

DIRECTOR COMPENSATION (1)(2)(3)

	Fees
	Earned or
	Paid in	Stock
	Cash (4)	Awards (5)	Total
Name	($)	($)	($)
Stephen M. Dorwart	59,700	23,350	83,050
Susan E. Hartley	49,500	23,350	72,850
Bobbi J. Kilmer	56,000	23,350	79,350
Leo F. Lambert	50,500	23,350	73,850
Terry L. Lehman	86,000	23,350	109,350
Robert G. Loughery	46,400	23,350	69,750
Frank G. Pellegrino	56,800	23,350	80,150
Helen S. Santiago	46,400	23,350	69,750
Timothy E. Schoener (6)	17,400	0	17,400
Katherine W. Shattuck	50,000	23,350	73,350
Aaron K. Singer	51,800	23,350	75,150

(1) The columns disclosing option awards, non-equity incentive plan compensation, changes in pension value and nonqualified deferred compensation earnings, and other forms of compensation have been omitted from the table because no director earned any compensation during 2023 of a type required to be disclosed in those columns.

(2) As of December 31, 2023, each non-employee director owned 1,000 shares of common stock awarded pursuant to the Independent Directors Stock Incentive Plan for which transfer restrictions had not yet lapsed. For each director, those shares had a value of $22,430 based on the closing price of the Corporation’s common stock on December 29, 2023 (the last business day of the year).

(3) Effective January 31, 2024, the Corporation awarded 1,000 shares of restricted stock to each non-employee director under the 2023 Equity Incentive Plan. The value of the restricted stock was $21.39 per share, based on the average of the high and low sales price of the Corporation’s stock on January 30, 2024, and vest over (1) one year. The awards made in January 2024 are not included in the table.

(4) Includes annual cash retainer, Chairman or Committee chair retainer (if any) and attendance fees.

(5) The amount shown in the “Stock Awards” column equals the value of restricted stock awards of 1000 shares, determined based on the grant date fair market value of $23.35 per share.

(6) Mr. Schoener received 1,000 shares of restricted stock on January 31, 2023 but forfeited them upon his retirement as a director on April 20, 2023.

Director Fees. Compensation of the Board of Directors is established by the Board upon recommendation of the Compensation Committee. In developing its recommendations for 2023, the Compensation Committee considered information provided by Pearl Meyer.

In 2023, non-employee directors received cash compensation for their service as directors in accordance with the following fee schedule. Employee directors are not entitled to additional compensation for board or committee service.

Annual Fees:
Cash Retainer (all Directors, including Chairman)	$20,000
Chairman of the Board Fee	$25,000

Committee Chair Fees:
Executive Committee	None
M&A Committee	None
Audit Committee	$7,500
Compensation Committee	$5,000
All Other Committees	$4,000

Per-Meeting Attendance Fees:
Board meetings (all Directors)	$1,000

Committee meetings
Audit Committee	$700
Compensation Committee	$700
All Other Committees	$600

A director who, by invitation, attends a meeting of a committee of which he or she is not a regular member will be paid the same attendance fee as is payable to members of that committee. Attendance fees are not doubled in the event of joint meetings of the Corporation and Bank Boards.

Stock Incentive Plans. In addition to cash fees, non-employee directors may also receive compensation in the form of Corporation common stock. Awards to non-employee directors prior to 2024 were made under the Independent Directors Stock Incentive Plan. As described in more detail in the “2023 Program Components” section of Compensation Discussion and Analysis, in April 2023, the shareholders approved the 2023 Equity Incentive Plan which permits the continued use of equity incentives as a component of compensation to participating employees and directors. The 2023 Equity Incentive Plan will govern awards made on and after April 20, 2023.

PROPOSAL 2 -- ADVISORY NON-BINDING VOTE ON EXECUTIVE COMPENSATION

The Corporation is required to provide its shareholders with a separate, non-binding advisory vote on the compensation paid to the Corporation’s named executive officers pursuant to the policies and procedures employed by the Corporation, as described in the Compensation Discussion and Analysis (CD&A) and tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement.

For the reasons set forth in this Proxy Statement, we believe that our compensation policies and procedures are centered on a pay-for-performance culture, are competitive in our marketplace, are strongly aligned with the long-term interests of our shareholders, and that the compensation paid to our executives is consistent with such policies and procedures.

This proposal, commonly known as a “Say-on-Pay” proposal, gives you as a shareholder the opportunity to endorse or not endorse our executive pay program and policies through the following resolution:

“Resolved, that the shareholders approve the compensation paid to the Named Executive Officers of the Corporation pursuant to the policies and procedures employed by the Corporation, as described in the Compensation Discussion and Analysis and tabular disclosure regarding Named Executive Officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement.”

Because your vote is advisory, it will not be binding upon the Board. However, the Compensation Committee will consider the outcome of the vote when considering future executive compensation arrangements.

The Board of Directors recommends a vote “FOR” approval of the compensation paid to the Named Executive Officers of the Corporation pursuant to the policies and procedures employed by the Corporation, as described in the Compensation Discussion and Analysis and tabular disclosure regarding the Named Executive Officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement.

PROPOSAL 3 -- RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Baker Tilly was selected by the Board as the independent registered public accounting firm for the Corporation for the fiscal year ending December 31, 2024. Baker Tilly, including predecessor firms, has been the independent registered public accounting firm for the Corporation since 1979. No member of the firm or any of its associates has a material financial interest in the Corporation. A representative of Baker Tilly is expected to be present at the Annual Meeting to answer appropriate questions from shareholders and will be afforded an opportunity to make any statement that the firm desires.

At its meeting on March 7, 2024, the Audit Committee selected Baker Tilly to be the Corporation’s independent registered public accounting firm for the year ending December 31, 2024.

The affirmative vote of a majority of the votes cast at the meeting, in person or by proxy, is required to ratify the appointment of Baker Tilly as the Corporation’s independent registered public accounting firm. Abstentions and broker non-votes will have no effect in calculating the votes on this matter.

The Board of Directors recommends a vote “FOR” ratification of the appointment of Baker Tilly US, LLP as the Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2024.

Fees of Independent Registered Public Accounting Firm

The following table sets forth information concerning fees paid to independent public accountants for the years ended December 31, 2023 and 2022. All services provided by Baker Tilly in 2023 and 2022 were pre-approved by the Audit Committee, consistent with the limits provided for in the Audit Committee Charter.

Baker Tilly Fees	Fiscal Years Ended
	December 31,
	2023	2022
Audit Fees
Audit of Annual financial statements and
audit of internal control over financial reporting
and reviews of Quarterly financial statements	$368,550	$320,340

Audit-Related Fees
Audits of employee benefit plans	32,250	20,895

Tax Fees
Preparation of Corporation tax returns	33,245	27,585
Aggregate of all fees billed to the Corporation	$434,045	$368,820

Audit Committee Report

On March 11, 2024, the Audit Committee of the Board of Directors reviewed and discussed with management the audited financial statements dated December 31, 2023. The Audit Committee also discussed with Baker Tilly, the independent registered public accounting firm of the Corporation, the matters required to be discussed with those charged with governance pursuant to the Public Company Accounting Oversight Board Auditing Standard 1301(Communications with Audit Committees).

The Audit Committee has received from Baker Tilly, the written disclosure and the letter required by PCAOB Rule 3526 (Communication with Audit Committees Concerning Independence) and has discussed Baker Tilly’s independence with its representatives. These items relate to that firm’s independence from the Corporation.

Based on its review and discussions referred to above, the Committee has recommended to the Board of Directors that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 for filing with the Securities and Exchange Commission.

Audit Committee

Stephen M. Dorwart, Chairman	Terry L. Lehman	Aaron K. Singer
Leo F. Lambert	Helen S. Santiago

ANNUAL REPORT ON FORM 10-K

A copy of the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2023, as filed with the SEC, was made available to shareholders with this proxy statement. The Annual Report on Form 10-K is also available at www.cnbankpa.com.

A paper copy of the Annual Report on Form 10-K will be furnished to shareholders free of charge upon written request. Such requests should be directed to the Treasurer of Citizens & Northern Corporation at 90-92 Main Street, Wellsboro, PA, 16901, or by phone at 570-724-3411.

OTHER MATTERS

The management of the Corporation does not intend to bring any other matters before the Annual Meeting and is not presently informed of any other business which others may bring before such meeting. However, if any other matters should properly come before such meeting or any adjournment thereof, it is the intention of the persons named in the accompanying proxy to vote on such matters as they, in their discretion, determine.

1. ELECTION OF CLASS I DIRECTORS. Bobbi J. Kilmer Terry L. Lehman Robert G. Loughery Frank G. Pellegrino 2. TO APPROVE, IN AN ADVISORY (NON-BINDING) VOTE, THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE PROXY STATEMENT. 3. RATIFICATION OF THE APPOINTMENT OF BAKER TILLY US, LLP AS THE CORPORATION'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2024. 4. OTHER MATTERS. In their discretion, to vote with respect to any other matters that may properly come before the Meeting or any adjournments thereof. nomineeS: important notice of availability of Proxy materials for the annual meeting of Shareholders CitiZenS & northern CorPoration to Be held on: april 25, 2024 at 2:00 p.m. eastern time virtually at https://web.lumiagm.com/244346915 Password: citizens2024 (case sensitive) this communication presents only an overview of the more complete proxy materials that are available to you on the internet. we encourage you to access and review all of the important information contained in the proxy materials before voting. if you want to receive a paper or e-mail copy of the proxy materials you must request one. there is no charge to you for requesting a copy. to facilitate timely delivery please make the request as instructed below before 4/8/2024. Please visit http://www.astproxyportal.com/ast/11697/, where the following materials are available for view: • Annual Highlights • Notice of Annual Meeting of Shareholders • Proxy Statement • Form of Electronic Proxy Card • Annual Report on Form 10-K to reqUeSt materiaL: teLePhone: 888-Proxy-na (888-776-9962) or 201-299-6210 (for international callers) e-maiL: help@equiniti.com weBSite: https://us.astfinancial.com/onlineProxyVoting/ProxyVoting/requestmaterials to Vote: onLine: To access your online proxy card, please visit www.voteproxy.com and follow the on-screen instructions or scan the QR code with your smartphone. You may enter your voting instructions at www.voteproxy.com up until 11:59 PM Eastern Time on April 25, 2024. VirtUaLLY at the meetinG: The company will be hosting the meeting virtually this year. To attend the meeting virtually, please visit https://web.lumiagm.com/244346915 Password: citizens2024 (case sensitive) and be sure to have your control number available. teLePhone: To vote by telephone, please visit www.voteproxy.com to view the materials and to obtain the toll free number to call. maiL: You may request a card by following the instructions above. ComPanY nUmBer aCCoUnt nUmBer ControL nUmBer John Smith 1234 main Street aPt. 203 new York, nY 10038 Please note that you cannot use this notice to vote by mail.

Signature of Shareholder Date: Signature of Shareholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. ELECTION OF CLASS I DIRECTORS. O Bobbi J. Kilmer O Terry L. Lehman O Robert G. Loughery O Frank G. Pellegrino FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: JOHN SMITH 1234 MAIN STREET APT. 203 NEW YORK, NY 10038 NOMINEES: ANNUAL MEETING OF SHAREHOLDERS OF CITIZENS & NORTHERN CORPORATION April 25, 2024 PROXY VOTING INSTRUCTIONS Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x ------------------ ---------------- 20430300000000000000 2 042524 COMPANY NUMBER ACCOUNT NUMBER NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/11697/ INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page. TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-201-299-4446 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. Vote online/phone until 11:59 PM EST on April 25, 2024. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. VIRTUALLY AT THE MEETING - The company will be hosting the meeting virtually this year. To attend the meeting virtually, please visit https://web.lumiagm.com/244346915 Password: citizens2024 (case sensitive) and be sure to have your control number available. GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy materials, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access. 2. TO APPROVE, IN AN ADVISORY (NON-BINDING) VOTE, THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE PROXY STATEMENT. 3. RATIFICATION OF THE APPOINTMENT OF BAKER TILLY US, LLP AS THE CORPORATION'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2024. 4. OTHER MATTERS. In their discretion, to vote with respect to any other matters that may properly come before the Meeting or any adjournments thereof. WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DIRECTED HEREIN BY THE SHAREHOLDER. UNLESS OTHERWISE INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF THE NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE-PAID ENVELOPE. FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN

ANNUAL MEETING OF SHAREHOLDERS OF CITIZENS & NORTHERN CORPORATION April 25, 2024 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/11697/ Please sign, date and mail your proxy card in the envelope provided as soon as possible. Signature of Shareholder Date: Signature of Shareholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. ELECTION OF CLASS I DIRECTORS. O Bobbi J. Kilmer O Terry L. Lehman O Robert G. Loughery O Frank G. Pellegrino 2. TO APPROVE, IN AN ADVISORY (NON-BINDING) VOTE, THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE PROXY STATEMENT. 3. RATIFICATION OF THE APPOINTMENT OF BAKER TILLY US, LLP AS THE CORPORATION'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2024. 4. OTHER MATTERS. In their discretion, to vote with respect to any other matters that may properly come before the Meeting or any adjournments thereof. WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DIRECTED HEREIN BY THE SHAREHOLDER. UNLESS OTHERWISE INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF THE NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE-PAID ENVELOPE. FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x Please detach along perforated line and mail in the envelope provided. ------------------ ---------------- 20430300000000000000 2 042524 FOR AGAINST ABSTAIN GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access. NOMINEES: FOR AGAINST ABSTAIN

0 ------------------ . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ---------------- 14475 CITIZENS & NORTHERN CORPORATION PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 25, 2024 The undersigned hereby appoints Aaron K. Singer and Helen S. Santiago, and each or either of them, as the attorneys and proxies of the undersigned, with full power of substitution in each, to vote all shares of the common stock of Citizens & Northern Corporation which the undersigned would be entitled to vote at the Annual Meeting of Shareholders to be held on Thursday, April 25, 2024, at 2:00 P.M. (Eastern Time), in a virtual meeting format only with no physical location, at https://web.lumiagm.com/244346915 password: citizens2024 (case sensitive), and at any adjournments thereof, and to vote as follows: (Continued and to be signed on the reverse side) 1.1